UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 30, 2009

BUSINESS DEVELOPMENT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-32433	84-1300072
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

c/o Suzhou EZTripMart Business Services Co., Ltd.
20/F, 200 Taicang Rd.
Shanghai, China, 200020
(Address of principal executive offices)

+86-21-6328-4904
(Registrant's telephone number, including area code)

c/o Shixin Enterprise Application Software (Shanghai) Co., Ltd.
28/F, Citigroup Tower, 33 Huayuanshiqiao Rd.
Pudong, Shanghai, China, 200120
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled "Description of Business," "Risk Factors," and "Management’s Discussion and Analysis of Financial Condition and Results of Operations." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned "Risk Factors" above.

In some cases, you can identify forward-looking statements by terms such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "would" and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

  our ability to overcome competition in our market;

  the impact that a downturn or negative changes in the travel industry could have on our business and profitability;

  our ability to simultaneously fund the implementation of our business plan and invest in new projects;

  economic, political, regulatory, legal and foreign exchange risks associated with international expansion; or

  the loss of key members of our senior management.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this registration statement and the documents that we reference and filed as exhibits to the registration statement completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Certain Defined Terms

Except where the context otherwise requires and for the purposes of this report only:

  the "Company," "we," "us," "our," "Business Development Solutions" and "BDS" refer to the combined business of Business Development Solutions, Inc., and its wholly owned subsidiary, TripMart Holding Limited, a BVI company, or TripMart, TripMart’s wholly owned subsidiary, TripMart Corporation Limited, a Hong Kong company, or TripMart HK, and TripMart HK’s wholly owned PRC subsidiary, Suzhou EZTripMart Business Services Co., Ltd. (formerly, Suzhou Journey World Commercial Service Co., Ltd.), or Suzhou TripMart; and, in the context of describing our operations and consolidated financial information, also include our variable interest entity, Shanghai EZTripMart Travel Agency Co., Ltd. (formerly, Shanghai Junli Travel Agency Co., Ltd.) or Shanghai TripMart (in which we have no ownership interest), as the case may be;

  "BVI" refers to the British Virgin Islands;

  "Exchange Act" means the Securities Exchange Act of 1934, as amended;

  "PRC," "China," and "Chinese," refer to the People’s Republic of China;

  "Renminbi" and "RMB" refer to the legal currency of China;

  "Securities Act" are to the Securities Act of 1933, as amended; and

  "U.S. dollars," "dollars" and "$" refer to the legal currency of the United States.

Effective January 10, 2006, we effected a one-for-five reverse split of our issued and outstanding common stock. Except where specifically indicated, all common share information has been restated to reflect such reverse split.

In this current report we are relying on and we refer to information and statistics regarding the travel industry and economy in China and that we have obtained from, various cited government and institute research publications. This information is publicly available for free and has not been specifically prepared for us for use or incorporation in this current report on Form 8-K or otherwise. We have not independently verified such information, and you should not unduly rely upon it.

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 30, 2009, we entered into and closed a share exchange agreement, or the Share Exchange Agreement, with TripMart, a BVI company, and its shareholders, including our Chairman and Chief Executive Officer, Mr. Shu Keung Chui, pursuant to which we acquired 100% of the issued and outstanding capital stock of TripMart in exchange for 14,200,000 shares of our common stock, par value $0.00001, which constituted 88.14% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.

The foregoing description of the terms of the Share Exchange Agreement is qualified in its entirety by reference to the provisions of the agreement filed as Exhibit 2.1 to this report, which are incorporated by reference herein.

ITEM 2.01         COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On March 30, 2009, we completed an acquisition of TripMart pursuant to the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein TripMart is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on March 30, 2009, we acquired TripMart in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined enterprises after the acquisition of TripMart, except that information relating to periods prior to the date of the reverse acquisition only relate to Business Development Solutions, Inc. unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

Business Overview

We are a provider of B2B e-commerce travel services and technology in China, specializing in developing products and services, marketing strategies and business solutions for small and medium sized, or SME, travel agents. We pioneered the development of an online B2B marketplace that: offers travel agencies an efficient, low cost, and trusted platform for disseminating information on travel services and products; provides travel agencies with access to consolidated and organized air ticket inventory and price information; and connects travel agents nationwide directly to conduct and grow their business. We conduct our business primarily through our websites located at www.zuwin.cn and www.eztripmart.com.

Our online marketplace removes geographical barriers for travel agents in a rapidly developing, yet highly fragmented market. Travel agencies in different regions across China come to our marketplace to establish their presence on the Internet and conduct business online. Our travel agency users can maximize their efficiency and profitability by browsing through real-time listings of available air ticket inventory across China to obtain favorable prices for their customers that would not be otherwise available. For many SME travel agencies wishing to market products and services through online channels, their listings on our marketplace serve as their only presence on the Internet.

Since the trial launch of the domestic air ticket marketplace in October 2008, we have experienced significant growth in our user base. We officially rolled out our air ticket marketplace for both domestic and international ticketing in March, 2009 and expect to become a dominant player in the B2B e-commerce platform for air ticket sales in China in terms of ticketing volume and revenue.

We also provide travel management services and products to SME corporate clients throughout China. We provide businesses with the service configuration that best balances requirements for service and savings, and our user-friendly online interactive business travel management system enables businesses to optimize transaction processing, design and implement sensible travel policy, monitor and consolidate travel spending, measure compliance and identify opportunities for savings. In addition, we provide premium travel products and services to high-net-worth individuals with discerned travel needs.

We offer our services to users and clients through an advanced transaction and service platform consisting of centralized toll-free, 24-hour customer service center and websites.

Our sales revenue grew by 945% in the year ended December 31, 2008 to $793,481, from $75,922 in the year ended December 31, 2007. Our net income decreased by 714% in the year ended December 31, 2008, to a net loss of $117,543, from a net income of $19,149 in the year ended December 31, 2007, due to a significant increase in our general and administrative expenses in connection with the significant ramping up of our operations in 2008. Our gross margin was 23% for the year ended December 31, 2008.

We believe that the ratio of online transactions to our total transactions will continue to increase as the Internet penetration rate in China grows, and more customers become accustomed to using the Internet as an effective medium for commerce.

Our Corporate History and Background

We were incorporated under the laws of the State of Colorado on January 28, 1987, under the name Atlas-Republic Corporation. Prior to 1997, the Company through its subsidiary, Geda Laboratories (Canada) Limited, or Geda, had acquired the exclusive marketing and distribution rights in Canada to certain proprietary products, including a topical (skin) barrier lotion and an antiseptic spermicide. Geda has been inactive since 1997, and in April 2002 was dissolved. On November 18, 2002, we effected our re-incorporation as a Delaware corporation by merging with our wholly-owned subsidiary, AMCO Transport Holdings, Inc., a Delaware corporation, with AMCO continuing as the surviving corporation of the merger. In connection with the merger, our name was changed to AMCO Transport Holdings, Inc. Upon consummation of the merger, each share of common stock of Atlas-Republic Corporation (the predecessor corporation) was automatically exchanged for one share of common stock of AMCO Transport Holdings, Inc. (the then-surviving corporation) and the stockholders of Atlas automatically became stockholders of AMCO, in accordance with the terms of an Agreement and Plan of Re-incorporation and Merger between the two companies, dated April 23, 2002.

On November 19, 2004, Mr. Shu Keung Chui acquired, in a private transaction, 1,380,000 shares of our common stock directly from Bestway Coach Express, Inc., or Bestway, our then controlling shareholder, pursuant to a stock purchase agreement among Mr. Chui, Bestway and us. The 1,380,000 shares represented approximately 72.25% of our issued and outstanding common stock at the time of such transaction. Mr. Chui served as our Director, President, Chief Executive Officer and Chief Financial Officer until March 30, 2009. On March 30, 2009, Mr. Chui resigned as our Chief Financial Officer and continues to serve as a Director, President and Chief Executive Officer.

On January 10, 2006, by a joint written consent of our Board of Directors and our controlling stockholder, Mr. Chui, our Board of Directors and Mr. Chui approved an amendment of our Certificate of Incorporation (i) to change our corporate name to "Business Development Solutions, Inc." and (ii) to effect a one-for-five reverse split of the outstanding shares of our common stock. This amendment to our Certificate of Incorporation was filed with the Secretary of State of Delaware on February 27, 2006 and became effective on such date.

Acquisition of TripMart

Prior to March 30, 2009, we were a shell company and had no operations. On March 30, 2009, we completed a reverse acquisition transaction through a share exchange with TripMart whereby we acquired 100% of the issued and outstanding capital stock of TripMart in exchange for 14,200,000 shares of our common stock, par value $0.00001, which constituted 88.14% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the reverse acquisition. As a result of our acquisition of TripMart, we now own all of the issued and outstanding capital stock of TripMart, which in turn owns 100% of the outstanding capital stock of TripMart HK, which in turn owns 100% of the equity interest in Suzhou TripMart, a wholly foreign-owned enterprise established in China.

Upon the closing of the reverse acquisition on March 30, 2009, our board of directors increased its size to three members and appointed Mr. Sam Yuen Yee Lau and Mr. Jinfu Xue to fill the vacancies created by such increase. Mr. Lau’s appointment became effective immediately and Mr. Xue’s appointment will become effective upon the tenth day following the mailing by us of an information statement to our stockholders complying with the requirements of Section 14f-1 of the Exchange Act, or the Information Statement. In addition, our board of directors accepted Mr. Shu Cheung Chui’s resignation as our Chief Financial Officer and appointed Mr. Lau to serve as our Chief Financial Officer, Treasurer and Secretary, effective immediately at the closing of the reverse acquisition.

TripMart was incorporated in the BVI on September 6, 2007 as a holding company, under the BVI Business Company Act. On September 18, 2007, TripMart established its wholly-owned subsidiary, TripMart HK to act as an intermediary holding company for investing in China, and on January 28, 2008, TripMart HK established Suzhou TripMart as its wholly foreign-owned enterprise in China, for the purpose of conducting a travel-related business in China. We conduct substantially all of our operations in China through Suzhou TripMart. In March 2009, Suzhou TripMart changed its corporate name to Suzhou EZTripMart Business Services Co., Ltd.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition, with TripMart as the acquirer and the BDS as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of TripMart and its consolidated subsidiaries.

Variable Interest Entity

Current PRC laws and regulations impose substantial restrictions on foreign ownership of the air-ticketing, travel agency, advertising and value-added telecommunications businesses in China. Therefore, we conduct part of our operations through a series of contractual arrangements between Suzhou TripMart, our PRC subsidiary, and Shanghai TripMart, our variable interest entity, or VIE, which holds the licenses and approvals for conducting the air-ticketing, travel agency, and value-added telecommunications businesses in China. Shanghai TripMart was incorporated in Shanghai, China on February 12, 1999 as a travel agency offering comprehensive travel products and services. In March 2009, it changed its corporate name to Shanghai EZTripMart Travel Agency Co., Ltd.

Suzhou TripMart has entered into a Technical and Management Consulting Services Agreement, an Equity Pledge Agreement, an Intellectual Property Assignment and License Agreement and an Option Agreement with Shanghai TripMart and its sole shareholder, Shanghai Junli Air Services Co., Ltd., or Shanghai Junli (collectively referred to herein as the "Commercial Agreements"), through which Suzhou TripMart conducts part of its businesses and has the exclusive right to acquire all the equity of Shanghai TripMart if and when permitted by PRC regulations.

Suzhou TripMart has also entered into a Proxy Agreement with Shanghai TripMart and Shanghai Junli. Through this control arrangement, we have Shanghai Junli’s proxy to vote on matters on which Shanghai Junli’s entitled to vote, including election of directors.

We believe that the terms of these agreements are no less favorable than the terms that we could obtain from disinterested third parties and our conduct of business through the Commercial Agreements complies with existing PRC laws, rules and regulations.

The principal terms of these contractual arrangements are described below.

Technical and Management Consulting Services Agreement.

Pursuant to a technical and management consulting services agreement, dated March 27, 2009, or the Services Agreement, between Suzhou TripMart, Shanghai TripMart and Shanghai Junli, Shanghai TripMart has agreed to engage Suzhou TripMart as Shanghai TripMart’s exclusive provider of certain technical, management consulting and related services. The Services Agreement also provides that (i) Suzhou TripMart will share with Shanghai TripMart our resources for marketing of Shanghai TripMart’s products and services; (ii) from time to time and at the request of Shanghai TripMart, Suzhou TripMart may in its sole discretion make advances to Shanghai TripMart to fund working capital or acquisitions of operating assets, or for any other purpose acceptable to Suzhou TripMart; and (iii) at Shanghai TripMart’s reasonable request, provide guarantee for Shanghai TripMart’s performance of contracts, agreements or other obligations, or to secure any working capital loan of Shanghai TripMart, provided that any guarantee provided pursuant to the Services Agreement will be secured by all of Shanghai TripMart’s assets.

In consideration for our services, Shanghai TripMart agreed to pay us a service fee each calendar quarter, equal to 50% of Shanghai TripMart’s net profit (as defined in the Services Agreement) for the quarter; provided however, that no such service fee is payable until and unless the net profit is first applied to reduce any operating losses of Shanghai TripMart carried over from previous quarters.

Shanghai Junli has agreed to guarantee Shanghai TripMart’s performance of its obligations under the Services Agreement. In addition, Shanghai TripMart and Shanghai Junli have agreed to accept our guidance with respect to day-to-day operations, financial and internal controls systems and the appointment and dismissal of key employees, and to not enter into any transaction that would affect its assets, obligations, rights or operations without our prior written consent.

The Services Agreement will be in force until terminated (i) by agreement of the parties, (ii) by Suzhou TripMart or Shanghai TripMart if the other party commits a material breach of its obligations under the Services Agreement and fails to cure within the cure period, (iii) automatically upon the bankruptcy of Suzhou TripMart or Shanghai TripMart, (iv) by Suzhou TripMart or Shanghai TripMart if the business license or any other license or approval material for the business operations of Shanghai TripMart is terminated, cancelled or revoked, or (v) by Suzhou TripMart upon 30 days notice to the other parties.

Equity Pledge Agreement.

Pursuant to an equity pledge agreement, dated March 27, 2009, or the Pledge Agreement, between Suzhou TripMart, Shanghai TripMart and Shanghai Junli, Shanghai Junli pledged its equity interests in Shanghai TripMart as a guarantee for Shanghai TripMart’s payment to us of services fees due and payable under the Services Agreement, the fulfillment of Shanghai TripMart’s obligations under the IP Assignment and License Agreement and the Option Agreement described below. In the event that Shanghai TripMart breaches any of its obligations under these agreements with us, we are entitled to sell the pledged equity interests and retain the proceeds from such sale to the extent not exceeding the amount of the compensation payable to us as a result of such breach. We are required under the PRC Property Rights Law (2007) to register the pledge with the Shanghai Administration for Industry and Commerce, or the Shanghai AIC, which application for registration will be submitted as soon as practicable. We will endeavor to enforce our rights in full under the Pledge Agreement in the event that Shanghai TripMart breaches its obligations under the aforementioned agreements with us. The term of the Pledge Agreement continues until all obligations under the aforementioned agreements have been fully performed and discharged.

Intellectual Property Assignment and License Agreement.

Pursuant to an intellectual property assignment and license agreement, dated March 27, 2009, or the IP Assignment and License Agreement, between Suzhou TripMart and Shanghai TripMart, we have assigned to Shanghai TripMart without a grant fee, certain trademarks and domain names relating to the operation of our websites, as required for Shanghai TripMart to maintain its license to operate as a value-added telecommunications service provider, and have granted Shanghai TripMart a license to use our intellectual property, including the proprietary software supporting our websites, in exchange for a monthly royalty of the greater of (i) 5% of revenue of Shanghai TripMart or (ii) RMB10,000. Under the IP Assignment and License Agreement, Shanghai TripMart granted back to Suzhou TripMart an exclusive (except as to Shanghai TripMart), royalty-free, transferrable, irrevocable, worldwide license to use the assigned marks in Suzhou TripMart’s business, with the right to sublicense, to the extent not contrary to applicable PRC laws, Shanghai TripMart’s ownership of the assigned marks during the term of the agreement. The IP Assignment and License Agreement will be in force until terminated (i) by agreement of the parties, (ii) by a party if the other party commits a material breach of its obligations under the agreement and fails to cure within the cure period, (iii) automatically upon the bankruptcy of a party, or (iv) by Suzhou TripMart upon 30 days notice to Shanghai TripMart.

Option Agreement.

Pursuant to an option agreement, dated March 27, 2009, or the Option Agreement, between Suzhou TripMart, Shanghai TripMart and Shanghai Junli, Shanghai Junli or Shanghai TripMart (as the case may be)granted us an exclusive, irrevocable option to purchase all or part of its equity interests in, or all or part of the assets of, Shanghai TripMart, or the Interests, to the extent permitted by the then-effective PRC laws and regulations. The option may be exercised by us and/or any other person we designate. We intend to exercise such option at such time that applicable PRC laws and regulations removes restrictions on foreign ownership of air-ticketing, travel agencies, and value-added telecommunications businesses in China. The Option Agreement will terminate after all the Interests have been effectively transferred to us, or by our election with or without cause upon 30 days’ prior written notice to the other parties.

Proxy Agreement.

Our control arrangement with Shanghai TripMart and Shanghai Junli is pursuant to a proxy agreement, dated March 27, 2009, or the Proxy Agreement, between Suzhou TripMart, Shanghai TripMart and Shanghai Junli, Shanghai Junli has irrevocably appointed a PRC individual designated by us as Shanghai Junli’s proxy and attorney-in-fact, to vote on Shanghai Junli’s behalf on all matters it is entitled to vote on at every stockholders’ meeting, and to exercise Shanghai Junli’s shareholder rights. The proxy is also entitled to elect a majority of Shanghai TripMart’s directors. The term of the Proxy Agreement continues until terminated pursuant the parties’ mutual agreement or the expiration of the term of commercial arrangement with Shanghai TripMart.

As a result of these contractual arrangements, which enable us to substantially control Shanghai TripMart, we have consolidated Shanghai TripMart’s historical financial results in our financial statements as a variable interest entity pursuant to U.S. GAAP.

Our Corporate Structure

The following chart reflects our organizational structure as of the date of this report.

Our Industry

The Chinese travel industry is large and growing rapidly. The following chart contains certain data concerning the Chinese economy and the travel industry during the period from 2000 through 2007 published by the National Bureau of Statistics of China, China National Tourism Administration, or CNTA, and China Aviation Administration of China, or CAAC.

	Nominal Domestic Gross Product	Expenditure on Tourism	Number of 3-, 4- and 5-Star Hotels in Operation	Number of Civil Aviation Passenger Kilometers
	(in billions of RMB)	(in millions of RMB)		(in millions)
2000	8,947	317.6	2,368	97,054
2001	9,731	352.2	2,857	109,135
2002	10,479	387.8	3,656	126,870
2003	11,669	344.2	4,091	126,300
2004	13,652	471.1	5,127	130,870
2005	18,232	528.6	5,718	204,490
2006	20,941	623.0	6,450	230,000
2007	24,662	777.1	7,271	279,170

China’s gross domestic product grew at a compound annual growth rate of 10% from 2000 to 2007. The aggregate expenditure on tourism in China increased at a compound annual growth rate of 14% during this period. According to China’s tenth five-year plan, the Chinese government expects an approximately 8% compound annual growth rate of China’s gross domestic product from 2006 to 2010. We anticipate that demand for travel services in China will continue to increase substantially in the foreseeable future as the Chinese economy continues to grow.

China Tourism Market Total Annual Revenue

Source: Statistic Bulletin of China Tourism Industry 2000-2008

According to a forecast by CNTA,

  travel and tourism income is to grow from US$60 billion in 2000 to exceed US$450 billion by 2020, an 8- fold increase over 2 decades international tourism receipts is to grow from US$15 billion in 2000 to US$58-82 billion in 2020 domestic tourism receipts is to grow from US$42 billion in 2000 to US$260-370 billion in 2020 number of domestic trips is to grow from 744 million in 2000 to 2,900-3,500 million in 2020 number of outbound trips is to grow from 10 million in 2000 to 36 million in 2020 travel industry is to create another 40 million jobs

However, the recent disruption in global credit markets has affected China’s economic growth. Data published by CNTA indicates that from January to September 2008, the number of inbound tourists in China decreased by 3.53% year-on-year. Nevertheless, the major impact of the world’s credit crunch is expected to affect mostly inbound tourism. Domestic tourism is flourishing as evidenced by a sharp increase in domestic travels during the 2008 National Holiday week, and Chinese outbound tourism in the first nine months of 2008 has shown a year-on-year increase of 14.8% due to the strength of the Chinese currency.

China’s travel industry is marked with the following characteristics:

Fragmented air-ticketing industries. According to CNTA, as of the end of 2007, China had more than 19,700 travel agencies. In terms of the volume of air ticketing by travel agencies, Ctrip and eLong have a combined market share of just 6%. The lion share of the air ticketing business is conducted by SME travel agencies.

Source: 2007 Ctrip & Elong Annual Reports

Because CAAC requires an air-ticketing agency to obtain a separate license from CAAC’s regional branch for every city in which the travel agency intends to conduct business, and there is currently no national air ticketing license, the ability of local air-ticketing agencies to expand nationwide is hindered. In addition, airline ticket pricing on domestic routes is regulated by CAAC, while ticket pricing on international routes is set by the airlines. Air-ticketing agencies generally earn commissions or rebates paid by airlines, which vary from locale to locale and depend on type of tickets, ticketing volume and business relationships with airlines. As a result, a travel agency in one city may not be able to obtain favorable ticket prices for flights originated in a different city for its customer as well as earn a favorable commission for that air ticket sale.

The air-ticketing system. Currently, China has only one CAAC-authorized nationwide system for selling airline tickets in China—a local Global Distribution System called TravelSky (operated by TravelSky Technology Limited). All airline tickets bought in China must be processed by TravelSky. Consumers in China do not have access to direct bookings on TravelSky unless it is done through individual travel agencies. TravelSky is a DOS-based system with a primitive user-unfriendly user interface. It also has very limited fare management support functionalities. Airlines fare policies, commission schedules and promotions are not readily available on TravelSky. These limitations result in inefficiency in the dissemination of air ticket information and make real-time online booking of air tickets difficult. In addition, technical limitations of this system have caused challenges for companies who require features such as profiling, scripting, and integration with mid-office and back-office systems. At present, there is no timeline for opening the airline distribution market up to foreign GDSs.

Electronic ticketing. Electronic domestic ticketing in China has grown rapidly in the last few years and is gaining general acceptance by consumers. E-tickets on all domestic routes have become mandatory since October 2006. While paper tickets are still being issued on international routes, a vast majority of international tickets are issued in the form of e-tickets.

The hotel reservation system. According to the Year Book of China Tourism Statistics 2008, as of December 31, 2007, China had 7,271 three-, four- or five-star hotels. Hotels in China are generally run independently and are not part of large chains. The largest hotel chains in China are small relative to the larger hotel chains in the United States. There is no nationwide hotel distribution system among travel intermediaries in China. As a result, travelers traditionally do not have access to comprehensive information on hotels. Travel agencies generally have to negotiate room availability and rates with the hotel each time they make a booking. Hotel suppliers in China generally are not able to benefit from an efficient distribution system that is managed by a centralized process. Instead, consumers in China and hotels interact through walk-in room reservations, direct call-in reservations, business conventions and traditional travel agency bookings.

Growth of the internet and online commerce. According to the China Internet Network Information Center, China now ranks first in the world in terms of number of Internet subscribers. The Internet’s broadly distributed and easily accessible environment creates the ideal foundation for new marketplaces, which provide increased search efficiency, comprehensive information and competitive pricing. The Internet brings efficiencies to markets characterized by the presence of large number of geographically dispersed buyers and sellers and purchase decisions involving large amounts of information from multiple sources. An increasing number of SMEs subscribe to B2B online marketplaces or other e-commerce platforms operated by third parties. We believe that the Chinese travel industry, which inherently involves a wide selection of travel suppliers in terms of location and price, is especially well-suited to benefit from increased Internet and online commerce adoption. Particularly, we believe that our B2B e-commerce air ticketing platform will enable us to capitalize on a more efficient air ticketing sector resulting from the increased online commerce adoption.

Growing but under-served business travel sector. The rapid growth of the Chinese economy in the past decade has led to a substantial increase in business activity. Large companies in China have begun to focus on their core competency by outsourcing non-critical functions. A growing number of small and large-sized companies are also beginning to centralize their corporate travel management by outsourcing to professional travel service providers. As a result, there has been a significant increase in the demand for business travel management services in China. According to a 2007 report released by American Express, China’s annual business travel spending has already reached US$10 billion, and continues to grow at an annual rate of 10%. The domestic and global economic uncertainties have lead companies to look for new ways to cut operation cost, including an increasing reliance on professional business travel management solutions to reduce travel spending. Additionally, in line with the Chinese government’s continued efforts to combat corruption and cut spending, the Beijing and Shanghai municipal governments have directed that business travel by civil servants, governmental officials, and public organizations be managed by travel agencies, paving the way for more local governments to outsource travel management as part of government procurement.

Growing affluent travelers demanding premium products and services. According to a recent study by the prominent Fudan University Business School, the so-called "new wealth class" now comprises 5% of the Chinese population, among which 50 million people reportedly have an after-tax annual income of between RMB 300,000 and RMB 1 million and 5 million people earn over RMB 1 million after-tax. This group of consumers consists of mainly business executives and professionals between 25-to-50 of age. They are accustomed to e-commerce, pursue a high quality lifestyle, demand premium products and services and have strong brand loyalty. A product of China’s high growing GDP, this consumer group continues to grow rapidly. In the current economic downturn, consumers increasingly rely on the efficiency and transparency of the internet to find value when booking travel services and products and demand a higher quality of services. We believe that our focused travel services and products will enable us to compete effectively with other large travel consolidators for this high-end segment of the travel market that offers higher margins.

Our Growth Strategy

As a leading e-commerce travel service provider, we believe that China’s highly fragmented travel industry and underserved business and premium travel market provide us with significant growth opportunities. We intend to pursue the following strategies to achieve our goal:

  Strengthen brand awareness and marketing. We seek to strengthen customer awareness of our brand by pursuing an aggressive marketing strategy based on cooperation with top air ticket and hotel suppliers and travel agencies, co-marketing programs with prominent travel brands such as American Express, large commercial banks and major telecommunication service providers, as well as online and traditional media advertising. We aim to deepen our existing relationships with our marketing partners and establish new relationships with other potential marketing partners, allowing us to further promote the awareness of our brand and increase our penetration among our target customers by leveraging the customer bases of other leading businesses and customer service companies, including cooperating with commercial banks and entering into arrangements with major telecommunication companies in China, under which travel booking inquiries are directed from their service hotlines and websites to us.

  Increase the size of our marketplace by expanding our user base. We believe the breadth and quality of air ticket suppliers and travel agency users are critical to the success of our marketplace. We will seek to establish and strengthen our relationship with top air ticketing agencies in major gateway cities, whose presence on our marketplace will attract greater number of travel agencies to our marketplace to conduct business. We will continue to leverage our proprietary technology, the network effect of our online marketplace and our cooperative relationships with major travel agencies to increase our supplier and user base nationwide. As the commissions per ticket for international flights are generally higher than that for domestic flights and we have the only true international fare management system in China, our system’s unique international fare management functionalities will enable us to appreciably capitalize on our technological advantage. In addition, we will provide financing tools to enable SME travel agencies to be able to meet the cash requirements of the third party online payment platform, thereby enabling more SME travel agencies to use our marketplace to expand their business at low cost.

  Improve customer loyalty and activity. We believe customer loyalty and activity are critical to our success. We intend to enhance user loyalty and activity in our marketplace by continuing to develop and introduce new features and tools. We will continue to organize regular meetings, training and other offline events for our registered users to further build and strengthen user loyalty and increase user activity. We will also continue to leverage our relationship with existing and future corporate clients to capture the growing market share of the "new wealth class." We believe that travel is not a thing, but an experience. We strive to develop unique travel products and services that suit the needs of discerned travelers, and provide streamlined and personalized services to ensure customer satisfaction and generate repeated business.

  Enhance transaction and service platform. We believe the Internet as an information distribution and transaction platform presents further cost efficiencies and scalability opportunities. We intend to enhance the features of our transaction and service platform to keep up with the expected rapid increase in our transaction volume while maintaining the high quality of our customer service. With respect to our customer service center, we intend to continue to invest in training our customer service representatives and upgrading our information technology systems underlying the customer service center to ensure consistently high-quality customer service. With respect to our websites, we plan to continually update new software features and editorial content and improve the accessibility of our websites through various Internet access channels such as wireless devices.

  Expand travel product and service offerings. We intend to continue to expand the capabilities of our B2B online travel agency marketplace to handle other travel related products such as hotel booking, car rental, packaged tour, travel insurance and to offer other value-added services to travel agencies. We also plan to continue to develop and expand unique travel services and products and enhance our travel management tools to offer corporate and high-net-worth clients more focused and tailored services. We believe that our diversified services will attract increasing interest among our existing customers as well as new corporate, government and high-net-worth clients.

  Expand our business through selective strategic acquisitions, investments, licensing arrangements or partnerships. We intend to expand our business through selective strategic acquisitions, investments, licensing arrangements or partnerships. Our objectives include expanding our user and revenue base, widening our geographic coverage, enhancing our service offerings, advancing our technology and strengthening our talent pool. We also plan to leverage our relationship with our business partners to seek attractive cross-selling, cross-marketing and licensing arrangements and other opportunities.

Our Products

Transaction and Service Platform

We are a provider of B2B e-commerce travel services and technology in China, specializing in developing products and services, marketing strategies and business solutions for SME travel agents as well as providing business travel management services. We conduct our business primarily through our websites located at www.zuwin.cn and www.eztripmart.com. We believe that the ratio of online transactions to our total transactions will continue to increase as the Internet penetration rate in China grows, and more customers become accustomed to using the Internet as an effective medium for commerce.

We provide centralized toll-free 24-hour customer service from a center located in Shanghai, China. Unlike some companies in the U.S. that outsource their customer service to third-party call centers, our customer service representatives are in-house travel specialists. Customers can call our nationwide toll free number to consult with our customer service representatives, resolve technical support issues, receive comprehensive, real-time hotel and flight information, make travel bookings, and obtain live assistance on other service needs. We route inbound calls to the proper customer service representative, thereby ensuring a more personalized service and attention. In addition to our call center service, we also provide customer service and support through email communications and instant messaging.

Due to the low-cost nature of operating websites and call centers in China, we are able to realize substantial gross profits. We have sufficient capacity to meet further increases in web transaction and call volume without the need to undertake system redesign to our existing systems. Nevertheless, if we exceed this capacity, we believe we can add, within a reasonable time and at a reasonable cost, additional phone lines and computer systems to handle increasing web transaction and call volumes.

The following diagram illustrates the present and future capabilities of our core e-commerce platform:

Specifically, we offer primarily the following e-commerce business solutions and travel services:

Travel Agency Marketplace

Our travel agency marketplace located at www.zuwin.cn provides for a neutral medium for air ticketing agencies across China to post their air ticket inventory and price information online and conduct ticketing on a real-time basis. Our powerful database consolidates information on flight schedules, fares and policies and performs complex searches based on a combination of factors including air carrier, routing, flight, fare and cabin class. We allow our users to search, find, communicate and conduct business with air ticket suppliers in our marketplace free of charge. When an air ticket is issued, we then charge a flat fee based on the amount of that transaction. Through a commercial arrangement with China PnR, we provide users of our marketplace with access to a trusted third party online payment platform that is widely used in the air-ticketing industry for secured transaction settlement. We will also provide guarantees for any advance of funds required by the third-party online payment platform for those users that meet our credit qualifications. The following diagram illustrates the typical booking process among travel agencies using our marketplace.

Through online user interface, users will also be able to generate on-demand customized transaction and financial information, which provides users a useful tool for their business management.

Corporate and High-End Travel Service

We provide organizations in China corporate travel services including travel planning, hotel reservations, air-ticketing, rental car bookings and conference services. By centralizing their travel management functions, our corporate clients can reduce their travel costs and the associated administrative burden. We also assist companies in planning, executing and streamlining their travel budgets. We have developed an online business travel management system which is an advanced booking engine with additional functionalities tailored to our corporate customers. Our user-friendly bilingual website located at www.eztripmart.com provides a customized interactive client interface which allows corporate clients to track employee travel applications and approvals, provide travel services, and generates on-demand customized reports that monitor business trips made by individual employees, including relevant information on hotel and airfare expenses, as well as travel outlays over any given period, with a breakdown by city, by employee or by department or branch.

We also design and sell premium travel services and products that suit the needs of a growing number of high-net-worth individuals who have discriminating travel needs and demand more personalized services. We provide products and services such as concierge services, high-end boutique hotels, cruise and golf packages. Unlike other large travel consolidators, we assign specific customers service representatives to a small group of customers, thereby ensuring the provision of dedicated and streamlined services to discriminating individual travelers.

Marketing and Branding

We market our services through a combination of viral and influencer marketing, traditional media advertising and co-marketing with established brands.

Viral and Influencer Marketing. We seek to enter into long-term cooperation relationship with top air-ticketing and travel agencies in each major market throughout China who will benefit from the efficiency of our marketplace and increase their business volume, which will in turn attract more ticketing and travel agencies to our marketplace to conduct business. We will also seek to develop and strengthen our relationships with executives of our corporate customers, who form part of the "new wealth class" that we also target.

Cross-Marketing Relationships. We seek to expand our market reach by entering into cross-marketing agreements with companies that have a large customer base and strong brand recognition. We believe that we are able to reach more customers and capitalize on their brand recognition in promoting our services and in enhancing our credibility. We have developed co-marketing agreements with some of the largest international and domestic companies, including major telecommunications service providers and major financial institutions, with a view to establishing our brand.

The following sets forth a brief description of our co-marketing arrangements with these companies:

  Under the terms of our agreements with American Express, we will be one of the service providers for travel related value-priced products and services to American Express cardmembers through a co-branded portal on the American Express Global eShop. American Express will receive a commission for the reservations they generate for us.

  Under the terms of our agreements with American Express, we will be a non-financial institution promoter of American Express’ travelers cheque products. We will receive a commission for the travelers cheque purchased by customers referred by us.

Traditional and Online Marketing. Our traditional media advertising efforts include magazine advertising. The focus of our media advertising efforts is to promote awareness of our brand among our potential customers. In addition, we will promote our websites on leading Internet search engines and portals in China.

Membership Program. We also promote our brand through our loyalty program that rewards repeat customers. Our membership program is designed to encourage repeat transactions and allow access to our state-of-the-art air ticketing marketplace. Membership in our membership program entitles our customers to receive awards such as non-cash gifts and amenities, cash-back bonuses, and access to our marketplace.

Supplier Relationships

We have cultivated and maintained good relationships with our travel suppliers. We have a team of employees dedicated to enhancing our relationship with existing travel suppliers and develop relationships with prospective travel suppliers. Furthermore, we have put in place procedures for screening, qualifying and approval of suppliers, verification of air ticket pricing information, and monitoring and rating of suppliers’ performance and quality of services, so as to minimize the risk for fraudulent transactions on our marketplace, improve our users’ air-ticketing experience using our travel agency marketplace and enhance the image of our travel agency marketplace as a trusted air-ticketing platform.

Technology and Infrastructure

We believe that we have a leading technology team that is intimately familiar with the travel industry in China. Our goal is to develop a high-performance, reliable, scalable and secure system in-house to support our business demands for new features and functionalities.

With a combination of proprietary in-house and third-party solutions, we have designed and built our system to handle large amounts of data flow with scalability and reliability. Our sophisticated, proprietary modular system encompasses fare management, order processing, customer relationship management, inventory control and business intelligence functions that coordinates the activities of our internal departments, clients, agents and partners within a single cohesive platform. We have also invested in an advanced, in-bound call center and a scalable network infrastructure platform utilizing hardware and software from top-tier vendors. Web-based and connected to our websites, our system is accessible from anywhere with an Internet connection.

Our infrastructure security system is designed to ensure that our users can only access and use our system according to their assigned authorization levels. We have implemented network security measures to protect us from unauthorized tampering with or security breaches of our system and will continue to strengthen security measures. These measures provide multi-level protection of our database and other key information technology systems. Our infrastructure security system, however, may not be adequate at all times and we may experience occasional security breaches. See "Risk Factors—Risks Related to Our Business—We could be liable for breaches of security on our websites and fraudulent transactions by users of our websites."

Our Competition

We compete primarily with other domestic B2B travel e-commerce platforms in China, such as www.yeexing.com, www.jinri.net.cn and www.kkkk.com.cn. We believe that among air ticket distribution platforms in China, our travel agency marketplace is to date the first and only platform that offers a comprehensive sales and fulfillment infrastructure for air ticketing that include both domestic and international routing components. Currently, we have no national or local competitor in our e-commerce international air-ticket marketplace business. However, as the airline ticket distribution business continues to grow in China, we believe that the companies already involved in the travel services industry may increase their efforts to develop their services that compete with our e-commerce air-ticketing business. The principal competitive factors include size of user base, number of listings, customer loyalty, ability to facilitate interactivity among users, technology, availability and ease of use of services, customer service and pricing, and brand recognition. We also compete with traditional travel agencies.

We believe that the following competitive strengths enable us to compete effectively and to capitalize on the growth of the travel market in China and distinguish us from our competitors:

  The Leading online B2B marketplace for ticketing agencies. Our travel agency marketplace is innovative and unique. While there are other small-scaled online domestic air ticketing platforms, based on our careful study of these platforms and our industry insight, we believe that our airfare management system is the first in China to allow users to browse both domestic and international real-time air ticket inventory and commission schedules based on multi-segment routing. Accessible anywhere and anytime, our marketplace effectively bridges the geographic gap among travel agencies across China by consolidating and disseminating nationwide inventory and pricing information in an otherwise fragmented and inefficient air ticket reservation system. The increased efficiency in the air ticketing booking system will reduce cost of doing business and increase profitability for travel agencies, and maximize value for travelers. These factors create a powerful network effect that helps us continue to grow our user base and expand our business. We believe that the breadth and depth of our marketplace are difficult to replicate and represent a significant competitive advantage as well as barrier to entry for potential competitors. We believe that we are well-positioned to become the largest air ticketing platform in China in terms of ticketing volume and revenue.

  Focus on the needs of SME travel agencies. We focus on providing effective B2B e-commerce solutions to SME travel agencies in China, and our service offerings provide a unique value proposition that meets the needs of SME travel agencies in expanding their business outside their home city. Our low per- transaction-based fee model provides a low-cost business expansion opportunity for SME travel agencies, thereby encouraging them to continue to grow their business through our marketplace and source more business online. With SME travel agencies continuing to dominate the market share of the travel industry in China, we believe our focus on the business needs of SME travel agencies enables us to better capitalize on the growth of the travel market in China compared to those of other Internet travel companies that focus principally on consumers.

  Excellent sales force and comprehensive customer service. We have developed a well-trained sales force that continues to grow. We place significant emphasis on technology, personnel and training to facilitate consistently superior customer service and support, which we believe is critical to our long-term success. Our field and telephone sales teams are in direct daily contact with our current and prospective suppliers and customers. Our customer service and support team works closely with our sales force in identifying potential suppliers and customers, assisting in retaining existing suppliers and customers and providing customer care. We operate our centralized toll-free customer service center 24 hours a day and seven days a week to provide comprehensive and real-time assistance to our customers. Our customer service representatives are also trained to provide individualized services to our customers. To maintain and improve our customer service, we conduct periodic customer surveys through email, by telephone or in face-to-face meetings to seek feedback from our customers on matters relating to our products and services. We carefully review and analyze customer feedback to identify and anticipate customer needs, track customer satisfaction levels and better understand market trends.

  Advanced infrastructure and technology. We have developed an advanced infrastructure and technology platform with a high level of reliability, security and scalability. Our websites, www.zuwin.cn and www.eztripmart.com, have user-friendly designs with well laid-out information, and the user interfaces are custom-built in-house to exacting specifications to ensure the best user experience. We work closely with our web host to ensure that our customers can obtain the desired information and complete transactions with us quickly and securely. We have an experienced product development team dedicated to improving our customers’ experience through continuous innovation. We have built a technology platform and designed product development process to meet the dynamic needs of our customers, and we are developing new and enhanced features in response to requests, suggestions or feedback from our customers and market trends that we discern. We believe that our continuous technology innovation allows us to offer functions, tools and features that effectively address the needs of, and provide significant value to, our customers.

  Scalable platform. We have created a cost-effective transaction and service platform consisting of our customer service center and websites. Our business is highly scalable because of the low costs associated with our transaction and service platform which can handle expected increase in transaction volume without corresponding increase in operating expenses. We can hire and train new representatives for our customer service center quickly and cost-effectively to cope with the expected increase in geographic coverage and transaction volume, because of the relatively low labor cost in China, as well as our ability to efficiently train new staff to serve customers. Our technology platform offers further scalability advantages as we can upgrade our existing infrastructure with limited additional investment. Therefore, we believe that we can keep up with the expected pace of increase in our transaction volume and roll-out of new functionalities without incurring substantial incremental costs.

  Seasoned management team. Our management team combines extensive experience in e-commerce, Internet, technology, finance and travel management, with a proven track record of operating and managing e-commerce business successfully. In particular, Mr. Chui, our lead founder and chairman, has extensive experience in the e-commerce industry. Mr. Xue, our non-executive director candidate, has over 20 years of experience in the information technology industry as well as in areas of business development, corporate strategy and planning, marketing and sales, and maintains strong relationships with both the national and local governments in China. This extensive local industry experience is combined with international experience. For example, Sam Lau, our director and chief financial officer, has over 14 years of auditing, accounting and financial management experience in international accounting firm and multinational companies. Our technical personnel are intimately familiar with the airline and travel industry, enabling us to develop proprietary and innovative technologies that respond to changing market trends in travel business. Under our management team’s leadership, we have experienced substantial growth in our transaction volume and customer base and have successfully integrated the businesses we acquired into our operation.

  Strong relationship with major travel industry players. We benefit from our relationship with prominent travel service providers such as American Express and Shanghai Junli Air Service Co., Ltd. or Junli. We have entered into agreements with American Express for cross-selling and cross-marketing, including our travel services and products on AMEX’s Global eShop and American Express travelers cheque. In addition, we have entered into cooperation agreements with top-producing air ticket agencies in major Chinese gateway cities, including Junli, a prominent air ticketing agency ranked among top 2 in Shanghai, China and top 5 in China in terms of air ticketing volume as well as other dominant players in major cities such as Beijing, Guangzhou and Shenzhen. Through a commercial arrangement with China PnR, an online payment platform that is widely used by most airlines, we provide our users of our marketplace with a trusted platform for transaction settlement. We believe that these arrangements enable us to more effectively expand our business and offer premium services and products to our users and customers.

We believe that our focus on technology, tailored travel services and products for businesses and high-net-worth individuals will distinguish us from the others. However, as the travel business in China continues to grow, we may face competition from new players in the travel sector in China.

Research and Development

Our research and development activities focus on developing new products and technologies. We currently have eight employees dedicated to research and development. We expect to provide additional value-added services and add-ins to our current platform through continuous research and development, to enhance our product and service offerings and to maintain our leadership position in our core areas of focus. We also maintain cooperative relationships with third party information technology development firms to develop and improve our technology.

Intellectual Property

Our intellectual property rights include trademarks and domain names associated with the names "EZTripMart," "驿洲," "Zuwin," and "足印," and copyright and other rights associated with our websites, technology platform, booking software and other aspects of our business.

We regard our intellectual property as a factor contributing to our success. We rely on trademark and copyright law, trade secret protection, noncompetition and confidentiality agreements with our employees to protect our intellectual property rights. We require our employees to enter into agreements to keep confidential all information relating to our customers, methods, business and trade secrets during and after their employment with us. Our employees are required to acknowledge and recognize that all inventions, trade secrets, works of authorship, developments and other processes made by them during their employment are our property.

We conduct our business under the "EZTripMart," "驿洲," "Zuwin," and "足印," brand names and logos. We have filed applications for the registration of these trademarks with the Trade Mark Office of the PRC’s State General Administration for Industry and Commerce.

We have registered over 50 domain names related to our business, including www.eztripmart.com and www.zuwin.cn, with various Chinese and foreign domain name registration services, and have full legal rights over these domain names. In addition, we have registered a copyright with the PRC State Copyright Bureau for software we independently developed for our B2B business.

Pursuant to the IP Assignment and License Agreement with Shanghai TripMart, we have agreed to assign and license to Shanghai TripMart certain trademarks and domain names relating to "EZTripMart," "驿洲," "Zuwin," and "足印," as required for Shanghai TripMart to maintain its license to operate as a value-added telecommunications service provider. See "Regulation – Restrictions on Foreign Ownership – Value-Added Telecommunications Business License."

All of our product formulations are proprietary to us or to third parties. Our travel agency marketplace incorporates a third-party database which we are authorized to utilize pursuant to a co-development agreement, dated July 21, 2008, between us and Beijing Yulian Century Technology Development Co., Ltd. We have applied for protections in China for all of our intellectual property or proprietary technologies relating to the formulations of our products. See "Risk Factors — Risks Related to Our Business — If we are unable to prevent others from using our intellectual property, or if we infringe on the intellectual property rights of others, our business may be harmed and we may be exposed to litigation." Although we believe that, as of today, patents have not been essential to maintaining our competitive market position, we intend to assess appropriate occasions in the future for seeking patent and copyright protections for those aspects of our business that provide significant competitive advantages.

Regulation

Current PRC laws and regulations impose substantial restrictions on foreign ownership of the air-ticketing, travel agency, advertising and value-added telecommunications businesses in China. As a result, we conduct these businesses in China through contractual arrangements disclosed elsewhere herein, between our indirect subsidiary, Suzhou TripMart, and Shanghai TripMart, a travel agency and a value-added telecommunication service provider. We believe our conduct of business through these contractual arrangements complies with existing PRC laws, rules and regulations.

Restrictions on Foreign Ownership

Air-ticketing – According to the Rules on Cognizance of Qualification for Civil Aviation Transporting Marketing Agencies (2006) and relevant foreign investment regulations regarding civil aviation business, a foreign investor currently cannot own 100% of an air-ticketing agency in China, except for Hong Kong and Macau aviation marketing agencies. In addition, foreign-invested air-ticketing agencies are not permitted to sell passenger tickets for domestic flights in China.

Travel Agency – The principal regulations governing foreign ownership of travel agencies in China is the Establishment of Foreign-controlled and Wholly Foreign-owned Travel Agencies Tentative Provisions, as amended in February 2005, and the Travel Agencies Rules (2009). On August 10, 2007, the National Tourism Administration and Ministry of Commerce jointly promulgated a notice on the establishment and operation of travel agencies owned by Hong Kong or Macau tourism operators, which became effective on January 1, 2008. Currently, qualified foreign investors have been permitted to establish or own a travel agency upon the approval of the PRC government, subject to considerable restrictions as to its scope of business. For example, other than travel agencies with investments from Hong Kong or Macau tourism operators in the Guangxi, Hunan, Hainan, Fujian, Jiangxi, Yunnan, Guizhou and Sichuan regions being permitted to arrange for the travel of residents in the aforementioned regions from mainland China to Hong Kong and Macau, foreign invested travel agencies cannot arrange for the travel of persons from mainland China to Hong Kong, Macau, Taiwan or any other country.

Online Advertising – The principal regulations governing foreign ownership of advertising agencies in China are the Foreign Investment Industrial Guidance Catalogue (2007) and the Administrative Regulations Concerning Foreign Invested Advertising Enterprises (2008). Under these regulations, foreign investors are allowed to own 100% of an advertising agency in China subject to certain qualification requirements. However, for those advertising agencies who provide online advertising service, foreign ownership restrictions on the value-added telecommunications business are still applicable.

Value-added Telecommunications Business License – The principal regulations governing foreign ownership of the telecommunications related value-added service provision business in China include:

  Administrative Rules for Foreign Investments in Telecommunications Enterprises (2001), as amended in 2008; and

  Foreign Investment Industrial Guidance Catalogue (2007).

Under these regulations, a foreign entity is prohibited from owning more than 50% of a PRC entity that provides value-added telecommunications services.

In July 2006, Ministry of Information Industry, which is now named Ministry of Industry and Information Technology, or MII, issued the Circular on Intensifying the Administration of Foreign Investment in Value-added Telecommunication Business which states that a domestic company that holds a value added telecommunications business license is prohibited from leasing, transferring or selling the license to foreign investors in any form, and from providing any assistance in forms of resources, sites or facilities to foreign investors that conduct value-added telecommunications business illegally in China. Furthermore, the relevant trademarks and domain names used in the value-added telecommunications business shall be owned by the local value-added telecommunications license holder or its shareholder(s). Due to the lack of further necessary interpretation from the regulator, it remains unclear what impact the above circular will have on us or other Chinese Internet companies that have adopted the same or similar corporate and contractual structures as ours.

General Regulation of Businesses

Air-ticketing – The air-ticketing business is subject to the supervision of China Aviation Transportation Association, or CATA, and its regional branches. Currently the principal regulation governing air-ticketing in China is the Rules on Cognizance of Qualification for Civil Aviation Transporting Marketing Agencies (2006) which became effective on March 31, 2006. Under these regulations, any entity that wishes to conduct the air-ticketing business in China must apply for an air-ticketing permit from CATA. The regulations provide for a transitional grace period for air-ticketing agencies that have obtained a valid license from CAAC or its regional branch prior to the promulgation of the new rules. These agencies are permitted to use their original licenses until such licenses expire.

Travel Agency – The travel industry is subject to the supervision of the China National Tourism Administration and local tourism administrations. The principal regulations governing travel agencies in China is the Travel Agencies Rules (2009). Under the rules, a travel agency must obtain a license from the China National Tourism Administration or provincial-level tourism administration to conduct cross-border travel business, and a license from the provincial-level or city-level tourism administration to conduct domestic travel agency business.

Advertising – The State Administration for Industry and Commerce, or SAIC, is responsible for regulating advertising activities in China. The principal regulations governing advertising (including online advertising) in China include:

  Advertising Law (1994);

  Administration of Advertising Regulations (1987); and

  Implementing rules of the Administration of Advertising Regulations (2004).

Under these regulations, any entity conducting advertising activities must obtain a business license which scope of business specifically includes advertising business from the local Administration of Industry and Commerce.

Value-added Telecommunications Business and Online Commerce – Our provision of travel-related content on our websites is subject to PRC laws and regulations relating to the telecommunications industry and Internet, and regulated by various government authorities, including MII and SAIC. The principal regulations governing the telecommunications industry and Internet include:

  Telecommunications Regulations (2000);

  The Administrative Measures for Telecommunications Business Operating Licenses (2001); and

  The Internet Information Services Administrative Measures (2000).

Under these regulations, Internet content provision services are classified as value-added telecommunications business, and a commercial operator of such services must obtain a value-added telecommunications business license from the appropriate telecommunications authorities to conduct any commercial value-added telecommunications operations in China. With respect to online commerce, there are no specific PRC laws at the national level governing online commerce or defining online commerce activities, and no government authority has been designated to regulate online commerce. There are existing regulations governing retail business that require companies to obtain licenses to engage in the business. However, it is unclear whether these existing regulations will be applied to online commerce.

Regulation on Software Development Activities – The Administrative Measures on Software Products promulgated by the MII on October 27, 2000 regulate the development and sale of computer software or software embedded in information systems or equipment provided to users and computer software in conjunction with computer information systems integration or application services or other technical services in China. The measures prohibit the development, production, sale, export or import of software products that infringe third-party intellectual property rights, contain computer viruses, endanger the safety of computer systems, contain content prohibited by the PRC government or do not comply with applicable software standards of the PRC. All software products to be sold or operated in China must be tested by a testing organization authorized by the MII and approved by, and registered with, the MII or its provincial-level counterparts. The registration is valid for a five-year period and can be renewed. The measures also require software product manufacturers to have a business scope that includes computer software business (including software technology development or production of software products), have the conditions and technical strength for software production, and have a fixed production base and the procedures and capability to guarantee product quality.

Regulation of Foreign Currency Exchange and Dividend Distribution

Foreign Currency Exchange

The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended (2008). Under these Rules, RMB is freely convertible for current account items, such as trade and service-related foreign exchange transactions, but not for capital account items, such as direct investment, loan or investment in securities outside China unless the prior approval of, and/or registration with, the State Administration of Foreign Exchange of the People’s Republic of China, or SAFE, or its local counterparts (as the case may be) is obtained.

Pursuant to the Foreign Currency Administration Rules, foreign invested enterprises, or FIEs, in China may purchase foreign currency without the approval of SAFE, for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange (subject to a cap approved by SAFE) to satisfy foreign exchange liabilities or to pay dividends. In addition, if a foreign company acquires a company in China, the acquired company will also become an FIE. However, the relevant PRC government authorities may limit or eliminate the ability of FIEs to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside China are still subject to limitations and require approvals from, and/or registration with, SAFE.

Regulation of Income Taxes

On March 16, 2007, the National People’s Congress, the Chinese legislature, passed the new Enterprise Income Tax Law, or New EIT Law, which became effective on January 1, 2008. The New EIT Law applies a unified enterprise income tax, or EIT, rate at 25% to both FIEs and domestic invested enterprises. According to a grandfathering provision of the Notice on Transitional Preferential Policies of Enterprise Income Tax published by the State Council, enterprises that are subject to an EIT rate below 25% may continue to enjoy such lower rate which will be gradually transitioned to the new EIT rate within five years of the effective date of the New EIT Law, and enterprises that are currently entitled to exemptions from, or reductions in, applicable EIT for a fixed term may continue to enjoy such treatment until the fixed term expires.

Under the New EIT Law, companies designated as High- and New-Technology Enterprises may enjoy a reduced national enterprise income tax of 15%. "Administrative Measures for Assessment of High-New Tech Enterprises," or Measures, and "Catalogue of High/New Tech Domains Strongly Supported by the State," or Catalogue (2008), jointly issued by the Ministry of Science and Technology and the Ministry of Finance and State Administration of Taxation set forth general guidelines regarding criteria as well as application procedures for qualification as a High- and New-Tech Enterprise under the New EIT Law. We plan to apply for High- and New-Technology Enterprise designation for Suzhou TripMart. However, there can be no assurance that Suzhou TripMart will qualify as a High- and New-Technology Enterprise.

Dividend Distribution

The principal regulations governing distribution of dividends of wholly foreign-owned companies include:

  The Wholly Foreign-owned Enterprise Law (1986), as amended in October 2000;

  Implementation Rules under the Wholly Foreign-owned Enterprise Law (1990), as amended in 2001;

  Company Law of the PRC (2005); and

  Enterprise Income Tax Law and its Implementation Rules (2007).

Under these regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds, unless such reserve funds have reached 50% of their respective registered capital. These reserves are not distributable as cash dividends.

Under the New EIT Law, dividends, interests, rent, royalties and gains on transfers of property payable by a FIE in the PRC to its foreign investor who is a non-resident enterprise will be subject to a 10% withholding tax, unless such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a reduced rate of withholding tax.

Under the New EIT Law, an enterprise established outside the PRC with its "de facto management body" within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its worldwide income. The "de facto management body" is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. Notwithstanding the foregoing provision, the New EIT Law also provides that, if a resident enterprise directly invests in another resident enterprise, the dividends received by the investing resident enterprise from the invested enterprise are exempted from income tax, subject to certain conditions. However, it remains unclear how the PRC tax authorities will interpret the PRC tax resident treatment of an offshore company, like us, having indirect ownership interests in PRC enterprises through intermediary holding vehicles.

Moreover, under the New EIT Law, foreign shareholders of an entity that is classified as a PRC resident enterprise may be subject to a 10% withholding tax upon dividends payable by such entity, unless the jurisdiction of incorporation of the foreign shareholder of such entity has a tax treaty with the PRC that provides for a reduced rate of withholding tax, and gains realized on the sale or other disposition of shares, if such income is sourced from within the PRC.

Environmental Matters

Our operations are not subject to any environmental regulations.

Employees

As of March 1, 2009, we employed a total of 100 employees. The following table sets forth the number of our employees by function.

Function	Number Of Employees(1)
Sales and Marketing Department	27
Customer Service Department	46
IT and Technical Support Department	12
Financial Department	6
Administrative Office	9
Total	100
_______________________ (1) Of the 100 employees, 27 are employees of our subsidiaries and 73 are employees of our VIE, Shanghai TripMart.

Our technical personnel are intimately familiar with the airline and travel industry, enabling us to develop proprietary and innovative technologies that respond to changing market trends in travel business. None of our employees is represented by a labor union. We consider our relations with our employees to be good.

We are required under PRC law to make contributions to the employee benefit plans at specified percentages of the after-tax profit. In addition, we are required by the PRC law to cover employees in China with various types of social insurance and housing fund. We believe that we are in material compliance with the relevant PRC laws.

Our Facilities

All land in China is owned by the State or collectives. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

Our principal executive offices and base of operations are located in Shanghai, China. We and Shanghai TripMart currently lease approximately 601 and 577 square meters of space, respectively, in Shanghai, China from Shanghai Yingdafang Properties Co., Ltd., which leases expire on October 31, 2017. Under the lease agreement, we and Shanghai TripMart pay a monthly rent of RMB 18,304 and RMB 17,567, respectively, subject to a 5% annual increase beginning November 1, 2009. Shanghai TripMart also leases approximately 318 square meters of space in Shanghai, China from Shanghai Fangdi (Group) Co., Ltd. at a monthly rental rate of RMB 22,247. We believe that all leased space is in good condition and the property is adequately insured by the owner.

Seasonality

The travel industry is generally characterized by seasonal fluctuations. However, as we are still in the high growth phase, the rate of our revenue growth is expected to offset any impact caused by the seasonal nature of the travel industry.

Insurance

We maintain travel agency liability insurance for our group packaged tour business. We believe our insurance coverage is customary and standard for companies of comparable size in comparable industries in China.

Other than the travel agency liability insurance, we do not have any business liability, interruption or litigation insurance coverage for our operations in China. Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Therefore, we are subject to business and product liability exposure. See "Risk Factors – Risks Related to Our Business – We have limited business insurance coverage in China."

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled "Special Notes Regarding Forward-Looking Statements" above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR BUSINESS

We face risks related to general domestic and global economic conditions and to the current credit crisis.

We currently generate sufficient operating cash flows to support our working capital requirements, but our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers. In the future we may require access to the financial markets to provide us with significant discretionary funding capacity. However, the current uncertainty arising out of domestic and global economic conditions, including the recent disruption in credit markets, poses a risk to the economies in which we operate and may adversely impact our potential sources of capital financing, as well as our ability to manage normal relationships with our customers and creditors. In addition, the lack of availability of credit could lead to a further weakening of the Chinese and global economies and make capital financing of our operations more expensive for us or impossible altogether. It is unclear whether and to what extent the economic stimulus measures and other actions taken or contemplated by the Chinese government and other governments throughout the world will mitigate the effects of the crisis on the industries that affect our business. Furthermore, deteriorating economic conditions including business layoffs, downsizing, industry slowdowns and other similar factors that affect our customers and creditors could have further negative consequences for our business operations. If the current economic situation continues to deteriorate, we could see a more drastic reduction in the demand for our services. Such reductions and disruptions could have a material adverse effect on our business operations.

The current global financial crisis and economic slow-down has negatively impacted the travel industry in China, and could have a material adverse effect on our business.

A large part of our business is currently driven by the trends that occur in the travel industry in China, including the airline, hotel and packaged-tour sectors. As the travel industry is highly sensitive to business and personal discretionary spending levels, it tends to decline during general economic downturns. We expect the overall demand for travel services in China to continue to increase in the foreseeable future as the economy in China continues to grow, however, the current global financial crisis and economic slow-down has negatively impacted the travel industry in China, and could have a material adverse effect on our business. According to 2007 report published by the National Bureau of Statistics of China, the gross domestic product, or GDP, of China grew from RMB66.67 trillion (approximately $1.4 trillion) in 2003 to RMB24.7 trillion (approximately $3.4 trillion) in 2007, representing a compound annual growth rate of 20.8% . This growth led to a significant increase in the demand for travel services, and according to a 2007 report published by CNTA, domestic tourism spending grew from RMB344.2 billion (approximately $41.6 billion) in 2003 to RMB777.1 billion (approximately $106.5 billion) in 2007, representing a compound annual growth of 23%. However, the recent global credit crunch has begun to affect China in general and the travel industry in particular. According to data published by CNTA, the number of inbound tourists in China decreased markedly for the first nine months of 2008, while domestic and outbound tourism remained reasonably strong due to the strength of the Chinese economy and its currency. The domestic and global economic uncertainties have led companies to increasingly rely on professional business travel management solutions to reduce travel spending, and consumers increasingly rely on the efficiency and transparency of the internet to find value when booking travel services and products and demand a higher quality of services. We expect that in the current economic environment, our operating results will increasingly depend on how well we capitalize on the efficiency of our online platforms and the quality of our services. Our business and financial performance over the short- and long-term will be adversely affected if we are unable to adjust to the current economic environment.

Our limited operating history makes evaluating our business and prospects difficult.

We established our presence in China in January, 2008 and had no substantive operations in China until entering into a series of contractual arrangements with Shanghai TripMart. As a result, we have a limited operating history for you to evaluate our business. It is also difficult to evaluate our prospective business, because we may not have sufficient experience to address the risks frequently encountered by early stage companies using new and unproven business models and entering new and rapidly evolving markets, including markets for e-commerce travel services. These risks include our potential failure to:

  obtain new customers and users of our online marketplace at reasonable cost, retain existing customers and users, encourage repeat visits and transactions on our websites;

  increase awareness of the EZTripMart and Zuwin brands and continue to build user loyalty;

  retain existing hotels, airlines and other suppliers of travel services or expand our service offerings on satisfactory terms from our travel suppliers;

  adequately and efficiently operate, upgrade and develop our IT systems and respond to technological changes;

  maintain adequate control of our expenses;

  attract and retain qualified personnel; or

  respond to competitive market conditions.

If we are unsuccessful in addressing any of these risks, our business will be materially adversely affected.

Declines or disruptions in the travel industry generally could reduce our revenue.

In addition to potential impact of economic and financial development, other adverse trends or events that tend to reduce travel and are likely to reduce our revenues include:

  an outbreak of avian influenza, severe acute respiratory syndrome, or SARS, or any other serious contagious diseases;

  increased prices in the hotel, airline, or other travel-related industries;

  increased occurrence of travel-related accidents; natural disasters or poor weather conditions; and

  terrorist attacks or threats of terrorist attacks or wars.

We could be severely and adversely affected by declines or disruptions in the travel industry and in many cases, have little or no control over the occurrence of such events. Such events could result in a decrease in transaction volume on our online travel agency marketplace and demand for our travel services. This decrease in demand, depending on the scope and duration, could significantly and adversely affect our business and financial performance over the short- and long-term.

If we fail to increase our brand recognition, we may face difficulty in obtaining new business partners and customers, and our business may be harmed.

We believe that establishing, maintaining and enhancing the "EZTripMart" and "Zuwin" brand is a critical aspect of our efforts to grow our customer base and obtain new business partners. Some of our potential competitors already have well-established brands in the travel industry. The promotion of our brand will depend largely on our success in maintaining a sizeable and active customer base, providing high- quality customer service and organizing effective marketing and advertising programs. If our current customer base significantly declines, or the quality of our customer services substantially deteriorates, or if we fail to cost-effectively promote and maintain our brand, our business, operating results and financial condition would be materially and adversely affected.

We may not be able to compete successfully against our current or future competitors.

We face many sources of competition, including other online travel services, such as www.yeexing.com, www.jinri.net.cn and www.kkkk.com.cn and traditional travel agencies. Our online travel agency marketplace faces competition from Chinese online B2B travel companies. The competitive factors in our industry include, among others, size of user base, number, quality and "freshness" of listings of travel products and services, user loyalty, ability to facilitate interactivity among users, brand recognition, technology, availability and ease of use of services, customer service and pricing. We cannot assure you that we will be able to compete effectively. In particular, some of our existing and future competitors may have:

  greater financial and other resources;

  larger sales and marketing networks;

  greater knowledge of markets into which we seek to enter;

  more extensive research and development and technical capabilities;

  greater pricing flexibility;

  patent portfolios that may present an obstacle to our conduct of business; and

  stronger brand recognition.

As a result, we may be unable to offer services and products that are more desirable than those offered by our competitors, market our services and products as effectively as our competitors or otherwise respond successfully to competitive pressures. Our competitors may also be able to offer discounts on their service offerings, and we may not be able to profitably match those discounts. Furthermore, our competitors may develop technologies that are more effective than those we currently offer or that render our services and products obsolete or uncompetitive. In addition, the timing of the introduction of competing services into the market could affect the market acceptance and market share of our services and products. Our failure to compete successfully could materially and adversely affect our business, financial condition, results of operations and prospects.

Our marketplace also faces indirect competition from other marketing service providers, including Internet search engines and traditional marketing channels such as trade magazines, classified advertisements and outdoor advertising.

We also face competition from other travel service providers in China and abroad that may enter China in the future. We may face more competition from hotels and airlines as they form alliances with other travel service providers. In addition, like all other travel service providers, we do not have exclusive arrangements with our travel suppliers. The combination of these two factors means potential entrants to our industry face relatively low entry barriers.

Our quarterly results are likely to fluctuate because of seasonality in the travel industry in China.

Our business experiences fluctuations, reflecting seasonal variations in demand for travel services. For example, the first quarter of each year generally contributes the lowest portion of our annual net revenues primarily due to a slowdown in business activity around and during the Chinese New Year holiday, which occurs during the period. Consequently, our revenues may fluctuate from quarter to quarter.

Our business may be harmed if our infrastructure and technology are damaged or otherwise fail or become obsolete.

Our customer service center and our computer and communications systems may be vulnerable to damage or interruption from human error, computer viruses, fire, flood, power loss, telecommunications failure, physical or electronic break-ins, sabotage, vandalism, natural disasters and similar events. We do not have a comprehensive disaster recovery solution and do not carry business interruption insurance to compensate us for losses that may occur.

We use an internally developed software system that supports nearly all aspects of our online travel agency marketplace activities and our booking transactions. Our business may be harmed if we are unable to upgrade our systems and infrastructure quickly enough to accommodate future traffic levels, or to avoid obsolescence, or successfully integrate any newly developed or purchased technology with our existing system. Capacity constraints could cause unanticipated system disruptions, slower response times, poor customer service, impaired quality and speed of reservations and confirmations, and delays in reporting accurate financial and operating information. These factors could cause us to lose customers and suppliers, which will have a material and adverse effect on our results of operations and financial condition.

Our business depends substantially on the continuing efforts of our key executives, and our business may be severely disrupted if we lose their services.

Our future success depends heavily upon the continued services of our key executives. We rely on their expertise in business operations, finance and travel services and on their relationships with our shareholders, suppliers and regulators. We do not maintain key-man life insurance for any of our key executives. If one or more of our key executives are unable or unwilling to continue in their present positions, we may not be able to easily replace them. Therefore, our business may be severely disrupted and we may incur additional expenses to recruit and train personnel, our financial condition and results of operations may be materially and adversely affected.

In addition, if any of these key executives joins a competitor or forms a competing company, we may lose customers and suppliers. Each of our executive officers has entered into an employment agreement with us that contains confidentiality and non- competition provisions. If any disputes arise between our executive officers and us, we cannot assure you of the extent to which any of these agreements would be enforced in China, where most of these executive officers reside and hold most of their assets, in light of the uncertainties with China’s legal system. See "—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us."

PRC laws and regulations restrict foreign investment in the air-ticketing, travel agency, advertising and value-added telecommunications businesses, and substantial uncertainties exist with respect to the application and implementation of PRC laws and regulations.

We are a U.S. company and therefore a foreign person under PRC law. Due to foreign ownership restrictions in the PRC air-ticketing, travel agency, online advertising and value-added telecommunications industries, we conduct part of our business through the Commercial Agreements with Shanghai TripMart, our VIE, which holds the licenses and approvals that are essential for our business operations. Our PRC counsel has advised us that each Commercial Agreement is legally effective and binding upon each party to the Agreement under PRC laws and enforceable against the party in accordance with its terms, as more specifically described in the opinion attached as an exhibit to this report. There are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Therefore, we cannot assure you that the PRC government would ultimately agree that the Commercial Agreements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted by governmental authorities in the future. If we and Shanghai TripMart are found to be in violation of any existing or future PRC laws or regulations, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation, levying fines, confiscating our income, and/or the income of Shanghai TripMart, revoking our business licenses, and/or the business licenses of Shanghai TripMart, requiring us to restructure our ownership structure and/or our contractual arrangements with Shanghai TripMart, and requiring us or Shanghai TripMart to discontinue any portion or all of our value-added telecommunications, air-ticketing, travel agency or advertising businesses. Any of these actions could cause significant disruption to our business operations, and may materially and adversely affect our business, financial condition and results of operations.

If Shanghai TripMart violates our contractual arrangements with it, our business could be disrupted, our reputation may be harmed and we may have to resort to litigation to enforce our rights which may be time-consuming and expensive.

As the PRC government restricts foreign ownership of value-added telecommunications, air-ticketing, travel agency and online advertising businesses in China, we conduct our business through the Commercial Agreements between, our PRC operating subsidiary, Suzhou TripMart, and our VIE, Shanghai TripMart. We rely on the Commercial Agreements and the Proxy Agreement to control and operation Shanghai TripMart. These contractual arrangements are not as effective in providing control as direct ownership of these businesses. If Shanghai TripMart or Shanghai Junli violates our contractual arrangements with it by, among other things, failing to operate our online travel agency marketplace or travel business in an acceptable manner, we would have to rely on the PRC legal system for the enforcement of such agreements, the result of which could be uncertain. Any legal proceeding could result in the disruption of our business, damage to our reputation, diversion of our resources and incurrence of substantial costs. See "—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us."

Our subsidiaries and VIE are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.

We are a holding company incorporated in the United States. We rely on consulting and other fees paid to us by Shanghai TripMart, our VIE, and dividends from our subsidiary, Suzhou TripMart, both of which are PRC operating companies. Current PRC regulations permit Suzhou TripMart to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our subsidiary is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain reserve funds until such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Further, if Suzhou TripMart and Shanghai TripMart incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict our ability to satisfy our liquidity requirements.

Pursuant to the New EIT Law, its Implementation Rules and Circular Caishui (2008) No. 1 issued by Ministry of Finance of China on February 22, 2008, the dividends declared out of the profits earned after January 1, 2008 by a FIE, established in the PRC to its immediate holding company outside China would be subject to a 10% withholding taxes unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Our subsidiary in China is considered an FIE and is directly held by our subsidiary in Hong Kong. According to Mainland and Hong Kong Special Administrative Region Arrangement on Avoiding Double Taxation or Evasion of Taxation on Income agreed between the Mainland and Hong Kong Special Administrative Region in August 2006, dividends payable by an FIE in China to the company in Hong Kong who directly holds at least 25% of the equity interests in the FIE will be subject to a no more than 5% withholding tax. On April 4, 2007, the State Administration of Taxation issued a Circular on Interpretation and Implementation of Relevant Terms of Mainland and Hong Kong Special Administrative Region Arrangement on Avoiding Double Taxation or Evasion of Taxation on Income. Since the preferential withholding tax is subject to the verification by competent taxation authorities in PRC, it remains uncertain whether our subsidiary in Hong Kong actually would be able to enjoy preferential withholding taxes for dividends distributed by our subsidiary in China.

Under the New EIT Law, we may be classified as a "resident enterprise" of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

Under the New EIT Law, an enterprise established outside the PRC with its "de facto management body" within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its worldwide income. The "de facto management body" is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. If the PRC tax authorities determine that we should be classified as a resident enterprise, then our worldwide income will be subject to income tax at a uniform rate of 25%, which may have a material adverse effect on our financial condition and results of operations. Notwithstanding the foregoing provision, the New EIT Law also provides that, if a resident enterprise directly invests in another resident enterprise, the dividends received by the investing resident enterprise from the invested enterprise are exempted from income tax, subject to certain conditions. However, it remains unclear how the PRC tax authorities will interpret the PRC tax resident treatment of an offshore company, like us, having indirect ownership interests in PRC enterprises through intermediary holding vehicles.

Moreover, under the New EIT Law, foreign shareholders of an entity that is classified as a PRC resident enterprise may be subject to a 10% withholding tax upon dividends payable by such entity, unless the jurisdiction of incorporation of the foreign shareholder of such entity has a tax treaty with the PRC that provides for a reduced rate of withholding tax, and gains realized on the sale or other disposition of shares, if such income is sourced from within the PRC. It remains unclear whether the dividends payable by our PRC subsidiary or the gains our foreign shareholders may realize will be regarded as income from sources within the PRC if we are classified as a PRC resident enterprise. Any such tax will reduce the returns on your investment in our Shares.

Our business operations may be materially and adversely affected if we or our VIE fails to obtain or maintain all pertinent permits and approvals in the heavily regulated air-ticketing, travel agency, and Internet industries.

The Chinese government extensively regulates the air-ticketing and travel agency industries, as well as most Internet related activities. In order to conduct our business, we or our VIE, Shanghai TripMart, must possess and maintain valid permits or approvals from different regulatory authorities. Any failure to obtain or maintain any of the required permits or approvals may subject us to various penalties, such as fines or suspension of operations in these regulated businesses, which could severely disrupt our business operations. As a result, our financial condition and results of operations may be adversely affected.

Our online travel agency marketplace will become less attractive to our users and our revenue and profit would decrease materially if we are unable to attract and maintain a critical mass of travel products suppliers and buyers in our marketplace.

Since our introduction of our marketplace for air tickets, our user base is growing at a rate of over 50% per month. While we plan to roll out other functionalities on our marketplace such as hotel reservation, we will be attractive to travel products suppliers only if sufficient travel agencies use our marketplace to conduct business with suppliers. Furthermore, our marketplace will be attractive to travel agencies only if sufficient listings of travel products are offered by suppliers through our marketplace. We cannot assure you that there will be continued demand for the type of products and services listed by suppliers using our service, and a decline in the popularity of, or demand for, certain items listed on our marketplace could reduce the number of travel agencies using our marketplace. In addition, travel suppliers may choose to list their products and services on alternative platforms instead of our marketplace, which will reduce the range of products and services available to buyers and further depress activity on our marketplace. Any decline in overall activity on our marketplace may result in fewer suppliers deciding to become our members or renewing their membership. If we are unable to attract and maintain a critical mass of suppliers and travel agencies for our marketplace, the perceived usefulness of our service will decline, and our business, profitability and prospects will suffer.

Our continued growth depends on our ability to maintain our reputation as a trusted medium for suppliers and buyers to meet, communicate and facilitate business transactions.

Although our air ticket suppliers go through our qualification and approval procedures, poor quality of services of our suppliers such as slow ticketing response, refusal to issue ticket and unexpected cancellation may occur. Any of these incidents or perception of such incidents could harm our reputation, impair our ability to attract and retain registered users and cause us to incur additional costs to respond to any such incidents. If our reputation is harmed, it may be more difficult to maintain and grow our base of registered users, which would in turn materially and adversely affect our business, financial condition, results of operations and prospects.

Rapid technological change or industry developments may have a material adverse effect on our business, financial condition, results of operations and prospects.

The Internet and e-commerce industry is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. As a large part of our business is concentrated in e-commerce travel services, our future success accordingly will depend on our ability to adapt to rapidly changing technologies, adapt our service to evolving industry standards and continually improve the performance, features and reliability of our service in response to competitive service and product offerings and evolving demands of the online marketplace. Any of these changes may require us to reevaluate our business model and adopt significant changes to our growth strategies and business plan. Any inability to adapt to these changes would have a material adverse effect on our business, financial condition and results of operations. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require that we incur substantial expenditures to modify or adapt our services and products or infrastructure, which could significantly reduce our profitability.

If we are unable to prevent others from using our intellectual property, or if we infringe on the intellectual property rights of others, our business may be harmed and we may be exposed to litigation.

We regard our domain names, trade names, trademarks and similar intellectual property as critical to our success. We try to protect our intellectual property rights by relying on trademark protection and confidentiality laws and contracts. The trademark and confidentiality protection in China may not be as effective in the United States. Policing unauthorized use of proprietary technology is difficult and expensive. The steps we have taken may be inadequate to prevent the misappropriation of our proprietary technology. Any misappropriation could have a negative effect on our business and operating results.

Although we believe that our services and products do not infringe upon the intellectual property rights of others, we cannot assure you that such a claim will not be asserted against us in the future. Assertion of such claims against us could result in litigation, and we cannot assure you that we would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on reasonable commercial terms.

We may need to go to court to enforce our intellectual property rights or defend any infringement claims against us. Litigation relating to our intellectual property, regardless of its outcome, might result in substantial costs and diversion of resources and management attention. See "—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us." In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others.

We are dependent on our ability to establish and maintain favorable arrangements with our travel suppliers and distribution partners.

We are dependent on our continued relationships on favorable terms with our air, hotel and other travel service providers. However, we do not have exclusive contractual arrangements with our travel suppliers, and we must renew these contracts on an ongoing basis. We cannot assure you that we will be able to maintain satisfactory relationships, obtain favorable contractual terms with our travel suppliers or establish new relationships with travel suppliers on terms satisfactory to us.

We may not be able to execute successfully future acquisitions or manage efficiently any acquired business.

A component of our business strategy is to consider acquisitions of complementary businesses in areas that provide incremental revenue. This may require a significant commitment of management time, capital investment and other management resources. We cannot assure you that we will be successful in identifying and negotiating acquisitions on terms favorable to us. In addition, acquisitions that we complete or have completed may not be successfully integrated into our existing operations. If we are unable to execute our acquisition strategy effectively, our growth may be adversely affected.

Our business could suffer if we do not successfully manage current growth and potential future growth.

We have rapidly expanded our operations and anticipate further expansion of our operations and workforce. Our growth to date has placed, and our anticipated future operations will continue to place, a significant strain on our management, systems and resources. In addition to training and managing our workforce, we will need to continue to improve and develop our financial and managerial controls and our reporting systems and procedures. We cannot assure you that we will be able to efficiently or effectively manage the growth of our operations, and any failure to do so may limit our future growth and hamper our business strategy.

We rely on services from third parties to carry out our business, and if there is any interruption or deterioration in the quality of these services, our customers may not continue using our services.

We rely on third-party computer systems and other service providers to host our websites, as well as third-party licenses for some of the software underlying our technology platform. Other third parties provide, for instance, telecommunications access lines, significant computer systems and software licensing, support and maintenance service. In addition, we rely on third-party air-ticketing agencies to issue air tickets and confirmations. Any interruption in our ability to obtain the products or services of these or other third parties, deterioration in their performance or their breach of agreements with us could impair the timing and quality of our own service. Furthermore, if our arrangements with any of these third parties are terminated, we may not find an alternate source of support on a timely basis or on terms as advantageous to us.

We may be subject to litigation for information provided on our websites, which may be time-consuming to defend.

Our websites contain information about hotels, flights, popular vacation destinations and other travel-related topics. It is possible that if any information, accessible on our websites, contains errors or false or misleading information, third parties could take action against us for losses incurred in connection with the use of such information. Any such claims, with or without merit, could be time consuming and costly to defend, result in litigation and divert management’s attention and resources.

We could be liable for breaches of security on our websites and fraudulent transactions by users of our websites.

We conduct a large portion of our transactions through our websites. In such transactions, secured transmission of confidential information (such as customers’ itineraries, hotel and other reservation information, credit card information, personal information and billing addresses) over public networks is essential to maintain consumer and supplier confidence. Our current security measures may not be adequate. Security breaches could expose us to litigation and possible liability for failing to secure confidential customer or supplier information and could harm our reputation and ability to attract customers and reduce website traffic and transactions.

We have limited business insurance coverage in China.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. As a result, other than travel agency liability insurance required for our group packaged tour business, we do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources and have a material and adverse effect on our business and operating results.

We face a greater risk of doubtful accounts as our corporate travel business increases in scale.

As we also provide travel booking services to corporate customers which generally request credit terms, we expect our accounts receivable to increase. We cannot assure you that we will be able to collect payment fully and in a timely manner on our outstanding accounts receivable from our corporate travel service customers. As a result, we may face a greater risk of non-payments in our accounts receivable and, when our corporate travel business grows in scale, we may need to make increased provisions for doubtful accounts. Our operating results and financial condition may be materially and adversely affected if we are unable to successfully manage our accounts receivable.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

We are subject to the reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required under Section 404 of the Sarbanes-Oxley Act of 2002, has adopted rules requiring public companies to include a report of management on the effectiveness of such companies’ internal control over financial reporting in its annual report. In addition, an independent registered public accounting firm for a public company must issue an attestation report on the effectiveness of the company’s internal control over financial reporting. Our management conducted an evaluation of the effectiveness of our internal control over financial reporting and concluded that our internal control over financial reporting was effective as of December 31, 2008. However, we are not subject to the auditor attestation requirement until our annual report for the year ending December 31, 2009. Accordingly our independent registered public accounting firm has not yet attested the effectiveness of our internal control and reported that our internal control over financial reporting was effective, and there is no assurance that such attestation will be issued. If we fail to maintain the effectiveness of our internal control over financial reporting, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act. Moreover, effective internal control over financial reporting is necessary for us to produce reliable financial reports. As a result, any failure to maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the trading price of our Shares. Furthermore, we may need to incur additional costs and use additional management and other resources in an effort to comply with Section 404 of the Sarbanes-Oxley Act and other requirements going forward.

We may need additional capital and we may not be able to obtain it.

We believe that our current cash and cash equivalents and cash flow from operations will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

RISKS RELATED TO DOING BUSINESS IN CHINA

Adverse changes in economic and political policies of the PRC government could have a material and adverse effect on the overall economic growth of China, which could adversely affect our business.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 30 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. In addition, since late 2007, measures to restrain inflation have also been implemented. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Future movements in exchange rates between the U.S. dollar and RMB may adversely affect the value of our Shares.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in a greater fluctuation range between RMB and the U.S. dollar.

From July 21, 2005 to July 21, 2008, the RMB cumulatively appreciated approximately 21% over the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

Our revenues and costs are mostly denominated in RMB, while a portion of our financial assets and our dividend payments are denominated in U.S. dollars. We have not used any forward contracts or currency borrowings to hedge our exposure to foreign currency risk. Any significant revaluation of RMB or U.S. dollar may adversely affect our cash flows, earnings and financial position, and the value of, and any dividends payable on, our shares. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation gains for financial reporting purposes when we translate our RMB denominated financial assets into U.S. dollar, as U.S. dollar is our reporting currency.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Because substantially all of our revenues are in the form of RMB, any restrictions on currency exchange may limit our ability to use revenue generated in RMB to fund our business activities outside China or to make dividend payments in U.S. dollars. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended (2008), or the Rules. Under the Rules, RMB is freely convertible for current account items, such as trade and service-related foreign exchange transactions, but not for capital account items, such as direct investment, loan or investment in securities outside China unless the prior approval of SAFE or its local counterpart (as the case may be) is obtained. Although the PRC government regulations now allow greater convertibility of RMB for current account transactions, significant restrictions still remain. For example, foreign exchange transactions under our subsidiaries’ capital account, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval of SAFE. These limitations could affect our ability to obtain foreign exchange for capital expenditures. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of RMB, especially with respect to foreign exchange transactions.

Online payment systems in China are at an early stage of development and may restrict our ability to expand our online commerce service business.

Online payment systems in China are at an early stage of development. Although major Chinese banks are instituting online payment systems, these systems are not as widely acceptable to consumers in China as in the United States and other developed countries. The lack of wide acceptance of online payment systems and concerns regarding the adequacy of system security may limit the number of online commerce transactions that we can service. If online payment services and their security capabilities are not significantly enhanced, our ability to grow our online business may be limited.

The Internet market has not been proven as an effective commercial medium in China.

The market for Internet products and services in China has only recently begun to develop. The Internet penetration rate in China is lower than those in the United States and other developed countries. Since the Internet is an unproven medium for commerce in China, our future operating results from online services will depend substantially upon the increased use and acceptance of the Internet for distribution of products and services and facilitation of commerce in China.

The Internet may not become a viable commercial marketplace in China for various reasons in the foreseeable future. More salient impediments to Internet development in China include:

  consumer dependence on traditional means of commerce;

  inexperience with the Internet as a sales and distribution channel; inadequate development of the necessary infrastructure to facilitate online commerce;

  concerns about security, reliability, cost, ease of deployment, administration and quality of service associated with conducting business and settling payment over the Internet;

  inexperience with credit card usage or with other means of electronic payment; and

  limited use of personal computers.

If the Internet is not widely accepted as a medium for online commerce in China, our ability to grow our online business would be impeded.

The continued growth of the Chinese Internet market depends on the establishment of an adequate telecommunications infrastructure.

Although private sector Internet service providers currently exist in China, almost all access to the Internet is maintained through State-owned telecommunication operations under the administrative control and regulatory supervision of China’s Ministry of Information Industry. In addition, the national networks in China connect to the Internet through government-controlled international gateways. These international gateways are the only channels through which a domestic Chinese user can connect to the international Internet network. We rely on this infrastructure, China Telecom and China Netcom to provide data communications capacity primarily through local telecommunications lines. Although the government has announced plans to aggressively develop the national information infrastructure, we cannot assure you that this infrastructure will be developed. In addition, we will have no access to alternative networks and services, on a timely basis if at all, in the event of any infrastructure disruption or failure. The Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through our wholly-owned subsidiary incorporated in China. Our subsidiary is generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. In addition, we depend on our VIE, Shanghai TripMart, to honor its service agreements with us. Almost all of these agreements are governed by PRC law and disputes arising out of these agreements are expected to be decided by arbitration in China. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system is still evolving, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit remedies available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We have attempted to comply with the PRC government regulations regarding licensing requirements by entering into a series of agreements with our VIE. If the PRC laws and regulations change, our business in China may be adversely affected.

To comply with the PRC government regulations regarding licensing requirements, we have entered into a series of agreements with our VIE, Shanghai TripMart, to exert our operational control over it and secure consulting fees and other payments from it. Although we believe that our ownership structure of Suzhou TripMart and conduct of business through a series of commercial arrangements with Shanghai TripMart are not in conflict with existing applicable PRC laws and regulations, we cannot assure you that we will not be required to restructure our ownership structure and/or our contractual arrangements with Shanghai TripMart, in order to comply with regulator’s interpretation of existing laws and regulations, and changing and new PRC laws and regulations. Restructuring of our operations may result in disruption of our business, diversion of management attention and the incurrence of substantial costs.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

The market price of our common stock is volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

The market price of our common stock is volatile, and this volatility may continue. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. In addition to market and industry factors, the price and trading volume for our common stock may be highly volatile for specific business reasons. Factors such as variations in our revenues, earnings and cash flow, announcements of new investments, cooperation arrangements or acquisitions, and fluctuations in market prices for our products could cause the market price for our shares to change substantially.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Moreover, the trading market for our common stock will be influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts who cover us downgrade our common stock, the market price for our common stock would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price for our common stock or trading volume to decline.

Furthermore, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. These market fluctuations may adversely affect the price of our common stock and other interests in our company at a time when you want to sell your interest in us.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called "penny stocks" to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a "penny stock", we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

Certain provisions of our Certificate of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our Certificate of Incorporation authorizes the board of directors to issue up to 20,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a holding company that operates through our indirectly owned subsidiary, Suzhou TripMart, a leading B2B e-commerce travel services company specializing in developing products and services, marketing strategies and business solutions and for SME travel agents. We also provide travel management services and products to SME corporate clients throughout China, as well as premium travel products and services to high-net-worth individuals with discerned travel needs.

We conduct our business primarily through our websites located at www.zuwin.cn and www.eztripmart.com. Our travel agency marketplace located at www.zuwin.cn provides for a neutral medium for air-ticketing agencies across China to post their air ticket inventory and price information online and conduct ticketing on a real-time basis. Travel agencies can browse through real-time listings of available air ticket inventory across China, which enables them to obtain favorable prices for their customers which would not be otherwise available, and maximize their efficiency and profitability. Since the launch of the trial run of the domestic air ticket marketplace in October 2008, we have experienced significant growth in our user base. We officially rolled out our air ticket marketplace for both domestic and international ticketing in March, 2009 and expect to become a dominant player in the B2B e-commerce platform for air ticket sales in China in terms of ticketing volume and revenue.

Through our user-friendly bilingual website located at www.eztripmart.com, we provide organizations in China corporate travel services travel planning, hotel reservations, air-ticketing, rental car bookings and conference services. We also assist companies in planning, executing and streamlining their travel budgets through web-based functionalities tailored to our corporate customers. We also design and sell premium travel services and products that suit the needs of a growing number of high-net-worth individuals who have discriminating travel needs and demand more personalized services. We offer our services to users and clients through an advanced transaction and service platform consisting of centralized toll-free, 24-hour customer service center and websites.

Our sales revenue grew by 945% in the year ended December 31, 2008 to $793,481, from $75,922 in the year ended December 31, 2007. Net income dropped by 714% in the year ended December 31, 2008 to a $117,543 net loss from $19,149 net profit in the year ended December 31, 2007 due to significant increase in general and administrative expenses in connection with the significant ramping up of our operations in 2008. Our gross margin for the year ended December 31, 2008 was 23%.

Because our recent operations have been limited to the corporate and individual travel services and products, the discussion of our performance is based on the audited financial statements of TripMart and the pro-forma financial statements of the Company for the years ended December 31, 2008 and 2007 included in this report.

Recent Developments

Prior to March 30, 2009, we were a shell company and had no operations. On March 30, 2009, we completed a reverse acquisition transaction through a share exchange with TripMart whereby we issued to the shareholders of TripMart 14,200,000 shares of our common stock, par value $0.00001, in exchange for 100% of the issued and outstanding capital stock of TripMart. As a result of our acquisition of TripMart, we now own all of the issued and outstanding capital stock of TripMart and the shareholders of TripMart now own an 88.14% interest in our company.

Upon the closing of the reverse acquisition on March 30, 2009, our board of directors increased its size to three members and appointed Mr. Sam Yuen Yee Lau and Mr. Jinfu Xue to fill the vacancies created by such increase. Mr. Lau’s appointment became effective immediately and Mr. Xue’s appointment will become effective upon the tenth day following the mailing by us of the Information Statement to our stockholders. In addition, our board of directors appointed Mr. Lau to serve as our Chief Financial Officer, Treasurer and Secretary, effective immediately at the closing of the reverse acquisition.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition, with TripMart as the acquirer and the BDS as the acquired party.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

Global And Chinese Economic Environment and Demand For Travel Services

We expect that our financial results will continue to be affected by the overall growth rate of the economy and demand for travel services in China and the rest of the world. According to 2007 report published by the National Bureau of Statistics of China, the gross domestic product, or GDP, of China grew from RMB8.9 trillion (US$1.08 trillion) in 2003 to RMB24.7 trillion (US$3.4 trillion) in 2007, representing a compound annual growth rate of 10%. This growth led to a significant increase in the demand for travel services, and according to a 2007 report published by CNTA, domestic tourism spending grew from RMB344.2 billion (US$41.6 billion) in 2003 to RMB777.1 billion (US$106.5 billion) in 2007, representing a compound annual growth of 23%.

However, while we expect the overall demand for travel services in China to continue to increase in the foreseeable future as the economy in China continues to grow, the current global financial crisis and economic slow-down could have a material and adverse effect on the travel industry in China, which in turn would cause a negative effect on our business. The recent global credit crunch has begun to affect China. According to data published by CNTA, the number of inbound tourists in China decreased markedly for the first nine months of 2008, while domestic and outbound tourism remained reasonably strong due to the strength of the Chinese economy and its currency. The domestic and global economic uncertainties have led companies to increasingly rely on professional business travel management solutions to reduce travel spending, and consumers increasingly rely on the efficiency and transparency of the internet to find value when booking travel services and products and demand a higher quality of services. We expect that in the current economic environment, our operating results will increasingly depend on how well we capitalize on the efficiency of our online platforms and the quality of our services.

Seasonality in the Travel Service Industry

The travel service industry is characterized by seasonal fluctuations and accordingly our revenues may vary from quarter to quarter. To date, the revenues generated during the summer season of each year generally are higher than those generated during the winter season, mainly because the summer season coincides with the peak business and leisure travel season, while the winter season of each year includes the Chinese New Year holiday, during which our customers reduce their business activities. These seasonality trends are difficult to discern in our historical results because our revenues have grown substantially since inception. However, our future results may be affected by seasonal fluctuations in the use of our services by our customers.

Disruptions in the Travel Industry

Travelers tend to modify their travel plans based on the occurrence of events such as:

  the outbreak of avian influenza, SARs, or any other serious contagious diseases;

  increased prices in the hotel, airline or other travel-related industries.

  increased occurrence of travel-related accidents;

  natural disasters or poor weather conditions;

  terrorist attacks or threats of terrorist attacks or war; and

  general economic downturns.

During the period from March 2003 through June 2003, the economies of several countries in Asia, including China, were severely affected by the outbreak of SARS. The travel services industry during that period was also adversely affected. From time to time, there have been reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. If there is a recurrence of an outbreak of SARS or any similar outbreak of other contagious diseases such as avian flu, it may adversely affect the travel industry and have a material and adverse effect on our business and operating results.

Product Offering and Pricing

Currently, our revenues are generated predominantly through our travel related services and, to a much lesser extent, our travel agency marketplace. As we do not take ownership of the products and services being sold and act as agent in substantially all of our transactions, our risk of loss due to obligations for cancelled hotel and airline ticket reservations is minimal. Accordingly, we recognize revenues primarily based on commissions earned rather than transaction value. Because we currently do not pre-purchase the travel services that we book for our customers, we do not carry an inventory risk.

Since the launch of our domestic air ticket marketplace in October 2008, our user base is growing at a rate of over 50% per month. In March, 2009, we officially launched our travel agency marketplace with both domestic and international ticketing capabilities and expect to become a dominant player in B2B e-commerce platform for air ticket sales in China in terms of ticketing volume and revenue. As our user base and transaction volume on our marketplace continue to grow, revenues generated from our travel agency marketplace are expected to surpass those from our travel related services. Currently, we allow our users to search, find, communicate and conduct business with air ticket suppliers in our marketplace free of charge. When an air ticket is issued, we then charge a flat fee based on the amount of that transaction. We are monitoring the growth of our user base, transaction volume and overall market acceptability of our travel agency marketplace, and will review and evaluate our pricing structure and may make adjustments as appropriate to maximize our profitability.

Since current PRC laws and regulations impose substantial restrictions on foreign ownership of travel agency, advertising and value-added telecommunications businesses in China, we conduct a part of our businesses through a series of contractual arrangements with Shanghai TripMart, our VIE, which holds a PRC domestic travel agency license and a value-added telecommunications business license, and we generate substantially all of our revenues from fees charged to Shanghai TripMart. See "Description of Business — Variable Interest Entity" for a description of our series of contractual arrangements with Shanghai TripMart.

Taxation

United States

We are subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we have no income taxable in the United States.

British Virgin Islands

Our subsidiary, TripMart was incorporated in the BVI and under the current laws of the BVI, is not subject to income taxes.

Hong Kong

Our indirect subsidiary, TripMart HK was incorporated in Hong Kong and under the current laws of Hong Kong, is subject to Profits Tax of 16.5% . No provision for Hong Kong Profits Tax has been made as TripMart HK has no taxable income.

China

Beginning January 1, 2008, the New EIT Law imposes a unified EIT of 25% on all domestic invested enterprises and FIEs, unless they qualify under certain limited exceptions. Under the New EIT Law, companies designated as High- and New-Technology Enterprises may enjoy a reduced national enterprise income tax of 15%. We plan to apply for High- and New-Technology Enterprise designation for Suzhou TripMart. However, there can be no assurance that Suzhou TripMart will qualify as a High- and New-Technology Enterprise.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with "de facto management bodies" within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term "de facto management bodies" as "an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise." If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our organization’s global income will be subject to PRC income tax of 25%.

Substantially all of our income may be derived from consulting and other fees paid to us by Shanghai TripMart, our VIE, and from dividends distributed to us by Suzhou, our PRC subsidiary. The consulting and other fees paid to us by Shanghai TripMart are subject to business tax and related surcharges at the applicable rate of 5.5% .

In addition, the New EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises’ shareholder has a tax treaty with China that provides for a different withholding arrangement. Suzhou TripMart is considered an FIE and is directly held by our subsidiary in Hong Kong. According to a 2006 tax treaty between the Mainland and Hong Kong, dividends payable by an FIE in China to the company in Hong Kong who directly holds at least 25% of the equity interests in the FIE will be subject to a no more than 5% withholding tax. We expect that such 5% withholding tax will apply to dividends paid to TripMart by Suzhou TripMart, but this treatment will depend on our status as a non-resident enterprise.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will timely adjust our effective income tax rate when necessary. For detailed discussion of PRC tax issues related to resident enterprise status, see "Risk Factors – Under the New EIT Law, we may be classified as a ‘resident enterprise’ of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders."

Results of Operations

The following table sets forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of our net sales. As the acquisition of TripMart was entered into after December 31, 2008 and during the periods indicated Shanghai TripMart was the only entity in our combined business that had operations, the results of operations below refer only to that of Shanghai TripMart.

	Year Ended		Year Ended
	December 31, 2008		December 31, 2007
		As a		As a
		percentage of		percentage of
Item	In Dollars	net sales	In Dollars	net sales
Net Sales	$793,481	100%	$75,922	100%
Cost of Sales	612,041	77%	54,863	72%
Gross Profit	181,440	23%	21,059	28%
Selling, General and Administrative
Expenses	300,270	38%	10,308	14%
Operating (Loss) Income	(118,830)	(15)%	10,751	14%
Interest Expenses	0	0%	0	0%
Other Income	1,287	0.16%	9,941	13.09%
(Loss) Income Before Income Taxes	(117,543)	(15)%	20,692	27%
Income Taxes	0	0%	1,543	2%
Net (Loss) Income	$(117,543)	(15)%	$19,149	25%

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Net Sales. Our sales grew substantially from $75,922 in 2007 to $793,481 in 2008, representing a growth rate of 945% in a year. This increase was mainly due to the significant increase of sales of our travel products and services, including air-ticketing, hotel booking and packaged tour products in 2008 as a result of our initiation of growth strategies. With the official launch of our e-commerce travel agency marketplace, we expect to continue to expand our customer base and offer more new products and services.

Cost of Sales. Our cost of sales increased $557,178 to $612,041 in year 2008 from $54,863 in year 2007. The COGS per sales ratio changed from 72% to 77% mainly due to the adjustment of our service/product mix in 2008 where we increased our focus on hotel booking and packaged tour products which have a lower gross margin than sales from straight commission services, such as commission from booking air and train tickets.

Gross Profit and Gross Margin. Our gross profit increased $160,381 to $181,440 in year 2008 from $21,059 in year 2007. Gross profit as a percentage of net revenue was 23% and 28% for year 2008 and 2007, respectively. The decrease in the gross margin was primarily driven by the adjustment of our service/product mix in year 2008 as discussed above.

Selling, general and administrative expenses. In 2008, our selling, general and administration expenses rose significantly to $300,270 from $10,308 in 2007. This increase was mainly due to our strategic drive and capital investment to vamp up our business, including a significant increase of headcount in connection with the development of our sales and customer services team, expansion of operation space by leasing spaces in downtown locations in Shanghai, and the acquisition of hardware for our call center, computer hardware as well as other office equipment.

Other income. Other income decreased $8,654 to $1,287 in year 2008 from $9,941 in year 2007. The decrease was primarily due to our discontinuance of courier service in year 2008. In year 2008, other income consists solely of bank interest income, which rose from $106 in year 2007 to $1,287 in year 2008, primarily attributable to expansion in sales volume and higher average daily balance in our banks.

Interest expenses. We incurred zero interest expenses in years 2008 and 2007 as we had no outstanding bank loans or other financial commitments.

(Loss) Income before Income Taxes. Our income before income taxes dropped by $138,235 to a net loss of $117,543 in year 2008 from a net income of $20,692 in year 2007. The main reason for such a drop was mainly due to the significant increase in selling, general and administrative expenses as discussed above.

Income Taxes. We incurred zero income tax expenses in year 2008, a change from $1,543 in year 2007. The decrease was primarily attributable to the decrease in taxable income due to the significant increase in selling, general and administrative expenses as discussed above.

Net (Loss) Income. In year 2008, we incurred a net loss of $117,543, a drop of $136,692 from $19,149 in year 2007. This loss was primarily attributable to the significant increase of selling, general and administrative expenses as discussed above. In light of the weakened economic conditions, we have implemented cost cutting measures to reduce general and administrative expenses.

Liquidity And Capital Resources

As of December 31, 2008, Shanghai TripMart had cash and cash equivalents of approximately $163,589. The following table provides detailed information about the net cash flow of Shanghai TripMart for all financial statements periods presented in this report.

Cash Flow
(All amounts in U.S. dollars)

	Year Ended December 31,
	2008	2007
Net cash provided by operating activities	$41,394	$5,953
Net cash (used in) investing activities	(191,789)	0
Net cash provided by (used in) financing activities	0	0
Effect of foreign currency translation in cash and cash equivalents	18,050	18,552
Net (decrease) increase in cash and cash equivalent	$(132,345)	$24,505

Operating Activities

Net cash provided by operating activities of Shanghai TripMart was $41,394 in year 2008, an increase of $35,441 from $5,953 in year 2007. The increase is primarily due to our substantial increase in turnover in year 2008 which enabled us to obtain better credit terms with respect to our accounts payable.

Investing Activities

Our net cash used in investing activities in year 2007 was nil, as compared to $191,789 in year 2008. Our cash used in investing activities primarily consists of payments related to the acquisition of motor vehicles, office furniture and equipment.

Financing Activities

There is no cash flow movement from financing activity. Currently, we have no outstanding bank loans or financial guarantees or similar commitments to guarantee the payment obligations of third parties.

Subsequent Events

In February 2009, Shanghai Junli raised Shanghai TripMart’s registered capital by RMB 18 million to RMB 20 million and has funded such increase. With the additional capital, we will be in a better position to expand our business through selective strategic acquisitions, investments or partnerships. The pro forma net asset value and cash position of Shanghai TripMart as of December 31, 2008, assuming this capital injection was consummated on the same day, are as follows.

	As of December 31, 2008
	Audited	Capital injection	Pro forma
Net asset value	$210,301	$2,635,200	$2,845,501
Cash and cash equivalents	$163,589	$2,635,200	$2,798,789

Capital Expenditures

Capital expenditures of Shanghai TripMart were nil and $191,789 for the years ended December 31, 2007 and 2008, respectively. Our capital expenditures were mainly used to acquire assets in connection with our expansion of operations. We do not expect any material capital expenditure in year 2009 as we have sufficient capacity for our operation and planned expansion.

With the recent additional RMB 18 million capital injection, we believe that our cash on hand and cash flow from operations will meet part of our present cash needs and we will require additional cash resources, including loans, to meet our expected capital expenditure and working capital for the next 12 months. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to expand our e-commerce platforms or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Obligations Under Material Contracts

The following table presents certain payments due under contractual obligations with minimum firm commitments as of December 31, 2008:

	Payments due by period
		Due in	Due in	Due in
	Total	2009	2010 - 2011	2012-2013	Thereafter
Purchase Obligations	$136,152	$52,704	$83,448	$-	$-

Our purchase obligations are related to the utilization of a third-party technology as part of our software. We incur the amount as per payment schedule specified in our agreements with our service providers. Pursuant to our co-development agreement with Beijing Yulian Century Technology Development Co., Ltd., we will pay a use fee at a rate of RMB 30,000 (approximately, $4,392) per month until July, 2011. While the table above indicates our contractual obligations as of December 31, 2008, the actual amounts we are eventually required to pay may be different in the event that any agreements are renegotiated, cancelled or terminated.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor the price change in travel industry and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

The travel industry is generally characterized by seasonal fluctuations. However, as we are still in the high growth phase, the rate of our revenue growth is expected to offset any impact caused by the seasonal nature of the travel industry. See "Principal Factors Affecting Our Financial Performance" above.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

  Use of estimates. The preparation of the financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

  Trade accounts receivables. In the normal course of business, we extend credit to customers. Trade accounts receivables, less allowance for doubtful accounts, reflect the net realizable value of receivables, and approximate fair value. On a regular basis, we evaluate our trade accounts receivable and establish an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions, and payment history. A receivable is considered past due if payments have not been received within the agreed upon invoice terms. Trade accounts receivables are charged off against the allowance after management determines the potential for recovery is remote.

  Impairment of long-lived assets. Long-lived assets, except goodwill and indefinite-lived intangible assets, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows estimated by our management to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are recorded as held for sale at the lower of carrying value or estimated net realizable value.

  Property, plant and equipment, net. Property, plant and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred. The principal depreciation rates are: office and computer equipment – 20% to 33⅓%; motor vehicles –25%.

  Revenue recognition. The Company's revenues are derived from the travel agency businesses and include (i) revenue reported at the difference between the selling price and the cost of the hotel rooms and vacation packages; and (ii) commission from booking air and train tickets. The Company recognizes such revenues if and when it fulfills the customer’s non-refundable offer.

  Intangible assets. Intangible assets are stated in the balance sheet at cost less accumulated amortization. The costs of the intangible assets are amortized on a straight-line basis over their estimated useful lives at the annual rate of 20%. Development project in progress mainly represents the fee paid to a portal developer in respect of the Company’s new online ticketing platform under development. All direct costs relating to the development of the new online ticketing platform are capitalized as development project in progress. No amortization is provided in respect of development project in progress.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board, or FASB, issued SFAS 157 "Fair Value Measurement." SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The adoption of SFAS 157 did not have a material impact on the our financial statements.

In February 2008, the FASB issued FASB Staff Position, or FSP, SFAS 157-2 "Effective Date of FASB Statement No. 157." FSP SFAS 157-2 defers the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008. We do not expect a material impact on our financial statements for adoption of this FSP for nonfinancial assets and nonfinancial liabilities.

In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115." SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The requirements of SFAS 159 are effective for financial statements issued for fiscal year beginning after November 15, 2007. We did not elect the fair value option described in SFAS 159 for financial instruments and certain other items.

In December 2007, the FASB issued SFAS No. 141 (Revised) "Business Combinations." SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. We are in the process of evaluating the impact that SFAS 141 (Revised) will have on our financial statements upon adoption.

In May 2008, the FASB issued SFAS 162 "The Hierarchy of Generally Accepted Accounting Principles". This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. SFAS 162 is effective on November 15, 2008. The adoption of the statement did not result in a change in our current practices.

In March 2008, the FASB issued SFAS No. 161 "Disclosures about Derivative Instruments and Hedging Activities -an Amendment to FASB Statement 133." SFAS No. 161 provides new disclosure requirements for an entity’s derivative and hedging activities. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. We are in the process of evaluating the impact that SFAS 161 will have on our financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 160 "Noncontrolling Interests in Consolidated Financial Statements - an Amendment of ARB No. 51." SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. We are in the process of evaluating the impact that SFAS 160 will have on our financial statements upon adoption.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of March 30, 2009 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of Business Development Solutions, Inc., c/o Suzhou EZTripMart Business Services Co., Ltd., 20/F, 200 Taicang Road, Shanghai, China, 200020.

			Amount and
			Nature of	Percent
Name & Address of			Beneficial	of
Beneficial Owner	Office, If Any	Title of Class	Ownership(1)	Class(2)
Officers and Directors
Shu Keung Chui	Chairman, CEO and President	Common stock $0.00001 par value	13,447,802	83.47%
Sam Yuen Yee Lau	Director and CFO	Common stock $0.00001 par value	2,500	*
All officers and directors as a group (2 persons named above)		Common stock $0.00001 par value	13,450,302	83.49%

Amount and
			Nature of	Percent
Name & Address of			Beneficial	of
Beneficial Owner	Office, If Any	Title of Class	Ownership(1)	Class(2)
5% Securities Holder
Shu Keung Chui		Common stock $0.00001 par value	13,447,802	83.47%

___________________
* Less than 1%

1 Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
2 A total of 16,110,150 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of March 30, 2009. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our Company.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors And Executive Officers

The following sets forth information about our directors and executive officers as of the date of this report:

Name	Age	Position
Shu Keung Chui	46	Chairman, Chief Executive Officer and President
Sam Yuen Yee Lau	43	Director, Chief Financial Officer, Treasurer and Secretary
Jinfu Xue*	53	Director
____________ * Will become a director effective upon the 10th day following the mailing by us of the Information Statement to our stockholders.

Mr. Shu Keung Chui. Mr. Chui has been Chief Executive Officer and President since January 10, 2006 and our Chairman since January 29, 2005. He currently serves as the Chairman of the Board of Shanghai Shixin Information Technology Co., Ltd., or Shixin. Mr. Chui has extensive experience in the e-commerce industry. Since April 1999, Mr. Chui has also been serving as the Chairman of the Board of Shangxin Enterprise Group Co. Ltd., and he has been a director of Superwisdom Co., Ltd. since January 2000. Prior to joining Shixin, Mr. Chui was the Business Development Manager of Hong Kong Sunflowers Travel Limited and worked for American Fabrics Co. as a Commercial Manager. Mr. Chui, is a citizen of Hong Kong and received a Bachelor of International Business degree from the Hong Kong Songren Institute.

Mr. Sam Yuen Yee Lau. Mr. Lau has been our director, Chief Financial Officer, Treasurer and Secretary since the completion of the reverse acquisition of TripMart on March 30, 2009. Mr. Lau is a practicing director of SL LEE & LAU CPA Limited. He brings to us over 19 years of experience in accounting and auditing. Mr Lau started his career in auditing by joining PricewaterhouseCoopers, Hong Kong (formerly known as Coopers & Lybrand) in 1989. From 1993 to 1997, he served as Financial Controllers at a multinational manufacturer and a regional publishing group. In 1997, he co-founded SL LEE & LAU CPA Limited. Mr. Lau is an associate member of the Institute of Chartered Accountants in England and Wales (ICAEW), a fellow member of the association of Chartered Certified Accountants, a practicing member of the Hong Kong Institute of Certified Public Accountants and an associate member of the Institute of Chartered Secretaries and Administrators of United Kingdom. Mr. Lau holds a Bachelor’s Degree (with honors) in economics and accounting from University of Kents at Canterbury, and Bachelor Degree in law (with honors) from University of London, United Kingdom.

Mr. Jinfu Xue. Mr. Xue will become our director on the 10th day following the mailing by us of the Information Statement to our stockholders. He has been the Vice Chairman of Shixin Enterprise Application Software (Shanghai) Co., Ltd. since February 2007. Mr. Xue has extensive experience in telecommunications and internet e-commerce. He has over 20 years of experience serving in numerous senior management roles as well as a board member in China’s leading telecommunications and information technology industry, overseeing the development of innovative online platforms such as Shanghai Telecom Data Service Center, Shanghai Telecom Call Center, Shanghai Telecom Distance Learning Center, the "Shanghai Hotline" internet portal and Stockstar.com. Prior to joining Shixin, Mr. Xue served as the Deputy General Manager of China Unicom Shanghai Branch from 2004 to 2006. Mr. Xue holds an International Master of Business Administration degree from Hong Kong University, and an Executive Master of Business Administration degree from Asia International Open University (Macau). He is also a registered senior economist in China.

Family Relationships

There is no family relationship among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in "Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons," none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation

On March 30, 2009, we completed the reverse acquisition of TripMart. Our Chief Executive Officer, Mr. Chui, who was a principal stockholder of TripMart and serves as one of its directors, agreed to forgo compensation from TripMart during 2007 and 2008 to allow TripMart to conserve cash. Mr. Chui also has not received any compensation from Business Development Solutions, Inc. No other executive officer or any other employee received total annual compensation in excess of $100,000 during 2007 or 2008.

Employment Agreements

On March 30, 2009, we entered into executive employment agreements with each of Shu Keung Chui, our Chief Executive Officer and President, and Sam Yuen Yee Lau, our Chief Financial Officer, Treasurer and Secretary. Under the terms of their respective employment agreements, Mr. Chui will receive an annual salary of $80,000 and Mr. Lau will receive an annual salary of $75,000. Both executives are subject to customary confidentiality and non-competition covenants as provided in the employment agreements.

We have not provided retirement benefits (other than a state pension scheme in which all of our employees in China participate) or severance or change of control benefits to our named executive officers.

Outstanding Equity Awards at Fiscal Year End

For the years ended December 31, 2008 and 2007 and through the date of this report, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the year ended December 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Transactions With Related Persons

The following includes a summary of transactions since the beginning of the 2008 year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under "Executive Compensation"). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

On March 30, 2009, we completed a reverse acquisition transaction through a share exchange with TripMart and the owners of all issued and outstanding capital stock of TripMart, including our Chairman and Chief Executive Officer, Mr. Shu Keung Chui, who held an 84% interest in TripMart prior to the reverse acquisition. Pursuant to the reverse acquisition, we acquired 100% of the outstanding capital stock of TripMart in exchange for 14,200,000 shares of our common stock, par value $0.00001. As a result of this transaction, the shareholders of TripMart became the beneficial owners of approximately 88.14% of our outstanding capital stock.

Current PRC laws and regulations impose substantial restrictions on foreign ownership of the air-ticketing, travel agency, advertising and value-added telecommunications businesses in China. Therefore, we conduct part of our operations through a series of contractual arrangements between Suzhou TripMart, our PRC subsidiary, and Shanghai TripMart, our VIE, which hold the licenses and approvals for conducting the air-ticketing, travel agency, and value-added telecommunications businesses in China. The principal terms of these contractual arrangements are described below. For more information, see "Description of Business – Variable Interest Entity" above.

  Technical and Management Consulting Services Agreement. Pursuant to the Services Agreement, Shanghai TripMart has agreed to engage Suzhou TripMart as Shanghai TripMart’s exclusive provider of certain technical, management consulting and related services. The Services Agreement also provides that (i) Suzhou TripMart will share with Shanghai TripMart our resources for marketing of Shanghai TripMart’s products and services; (ii) from time to time and at the request of Shanghai TripMart, Suzhou TripMart may in its sole discretion make advances to Shanghai TripMart to fund working capital or acquisitions of operating assets, or for any other purpose acceptable to Suzhou TripMart; and (iii) at Shanghai TripMart’s reasonable request, provide guarantee for Shanghai TripMart’s performance of contracts, agreements or other obligations, or to secure any working capital loan of Shanghai TripMart, provided that any guarantee provided pursuant to the Services Agreement will be secured by all of Shanghai TripMart’s assets. In consideration for our services, Shanghai TripMart agreed to pay us a service fee each calendar quarter, equal to 50% of Shanghai TripMart’s net profit (as defined in the Services Agreement) for the quarter; provided however, that no such service fee is payable until and unless the net profit is first applied to reduce any operating losses of Shanghai TripMart carried over from previous quarters.

  Equity Pledge Agreement. Pursuant to the Pledge Agreement, Shanghai Junli pledged its equity interests in Shanghai TripMart as a guarantee for Shanghai TripMart’s payment to us of services fees due and payable under the Services Agreement, the fulfillment of Shanghai TripMart’s obligations under the IP Assignment and License Agreement and the Option Agreement described below. In the event that Shanghai TripMart breaches any of its obligations under these agreements with us, we are entitled to sell the pledged equity interests and retain the proceeds from such sale to the extent not exceeding the amount of he compensation payable to us as a result of such breach.

  Intellectual Property Assignment and License Agreement. Pursuant to the IP Assignment and License Agreement, we have assigned to Shanghai TripMart without a grant fee, certain trademarks and domain names relating to the operation of our websites, as required for Shanghai TripMart to maintain its license to operate as a value-added telecommunications service provider, and have granted Shanghai TripMart a license to use our intellectual property, including the proprietary software supporting our websites, in exchange for a monthly royalty of the greater of (i) 5% of revenue of Shanghai TripMart or (ii) RMB10,000. Under the IP Assignment and License Agreement, Shanghai TripMart granted back to Suzhou TripMart an exclusive (except as to Shanghai TripMart), royalty-free, transferrable, irrevocable, worldwide license to use the assigned marks in Suzhou TripMart’s business, with the right to sublicense, to the extent not contrary to applicable PRC laws, Shanghai TripMart’s ownership of the assigned marks during the term of the agreement.

  Option Agreement. Pursuant to the Option Agreement, Shanghai Junli or Shanghai TripMart, as the case may be, granted us an exclusive, irrevocable option to purchase all or part of its equity interests in, or all or part of the assets of, Shanghai TripMart, or the Interests, to the extent permitted by the then-effective PRC laws and regulations. The option may be exercised by us and/or any other person we designate. We intend to exercise such option at such time that applicable PRC laws and regulations removes restrictions on foreign ownership of air-ticketing, travel agencies, and value-added telecommunications businesses in China. The Option Agreement will terminate after all the Interests have been effectively transferred to us, or by our election with or without cause upon 30 days’ prior written notice to the other parties.

  Proxy Agreement. We have set up a control arrangement with Shanghai Junli pursuant to the Proxy Agreement. Under the Proxy Agreement Shanghai Junli has irrevocably appointed a PRC individual designated by us as Shanghai Junli’s proxy and attorney-in-fact, to vote on Shanghai Junli’s behalf on all matters it is entitled to vote on at every stockholders’ meeting, and to exercise Shanghai Junli’s shareholder rights. The proxy is also entitled to elect a majority of Shanghai TripMart’s directors.

On March 28, 2009, Mr. Shu Keung Chui, the majority shareholder of TripMart, transferred 188 shares of the capital stock of TripMart to each of the other three shareholders of TripMart, Hugo Success Limited, Hongwei, LLC and EC International LLC, in consideration of their agreement to enter into the Share Exchange Agreement.

Promoters And Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term "independent" is defined by the rules of the Nasdaq Stock Market.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board trades under the symbol "BDEV.OB." The following table sets forth, for the periods indicated, the high and low bid prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Closing Bid Prices(1)
	High	Low

Year Ended December 31, 2009
First Quarter (through March 27, 2009)	1.10	0.80

Year Ended December 31, 2008	1.10	1.05
First Quarter	1.05	1.05
Second Quarter	1.05	1.05
Third Quarter	1.05	1.05
Fourth Quarter	1.10	1.05

Year Ended December 31, 2007	1.80	0.30
First Quarter	1.80	0.31
Second Quarter	1.50	0.99
Third Quarter	1.25	1.01
Fourth Quarter	1.05	0.30

______________________
(1) The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

Holders

As of March 30, 2009 there were approximately 162 stockholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table includes the information as of the end of 2008 for each category of our equity compensation plan:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	-	-	40,000,000
Equity compensation plans not approved by security holders	-	-	-
Total	-	-	40,000,000

AMCO 2002 Stock Plan

On April 23, 2002, our board of directors adopted the AMCO 2002 Stock Plan and the AMCO 2002 Employee Stock Compensation Plan. Our stockholders approved the plans on November 13, 2002. At that time we also terminated our old Employee Stock Compensation Plan and Compensatory Stock Option Plan. We have adopted the AMCO 2002 Stock Plan for persons in a "business relationship" with us. The plan defines business relationship as a relationship in which a person is serving us, our parent, if any, or any of our subsidiaries in the capacity of an employee, officer, director, advisor or consultant. This plan allows us to grant awards of restricted stock or options to purchase stock, including, incentive stock options, provided that incentive stock options may only be granted to our employees. We have reserved a maximum of 20,000,000 common shares to be issued under the plan. The plan is administered by our board or a committee of our board. No shares have been awarded under the AMCO 2002 Stock Plan.

AMCO 2002 Employee Stock Compensation Plan

We have adopted the 2002 Employee Stock Compensation Plan for "Employees." The plan defines "Employees" broadly to include (i) our (and our affiliates’) executive officers, our (and our affiliates’) officers and directors (including our (and our affiliates’) advisory and other special directors); (ii) our (and our affiliates’) full-time and part-time employees; (iii) natural persons engaged by us or our affiliates as a consultant, advisor or agent; and (iv) a lawyer, law firm, accountant or accounting firm, or other professional or professional firm engaged by us or our affiliates. We have reserved a maximum of 20,000,000 shares of our common stock to be issued upon the exercise of options granted under this plan. No shares have been issued under this plan.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated by reference into this section.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 500,000,000 shares of common stock, par value $0.00001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We may issue up to 20,000,000 shares of preferred stock, par value of $0.00001 in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent And Registrar

Our independent stock transfer agent is Stalt, Inc. Their mailing address is 671 Oak Grove Ave., Menlo Park, California 94025-4352. Their phone number is (650) 321-7111.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the General Corporation Law of the State of Delaware our Certificate of Incorporation provides that no director will have any personal liability to us or to any of our stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this exclusion does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under §174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated herein by reference.

ITEM 3.02         UNREGISTERED SALES OF EQUITY SECURITIES

On March 30, 2009, we issued shares of our common stock to the shareholders of TripMart, a BVI company. The total consideration for the 14,200,000 shares of our common stock was 10,000 shares of TripMart, which is all the issued and outstanding capital stock of TripMart. The number of our shares issued to the shareholders of TripMart was determined based on an arms-length negotiation. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 4.01         CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Prior to our reverse acquisition transaction with TripMart, our independent registered public accounting firm was Child, Van Wagoner & Bradshaw, PLLC, or CVB, while TripMart’s independent registered public accounting firm was PKF, Hong Kong, or PKF. On March 30, 2009, concurrent with the change in control transaction discussed above, our board of directors approved the dismissal of CVB, as our independent auditor, effective immediately. Concurrent with the decision to dismiss CVB as our independent auditor, our board of directors elected to continue the existing relationship of TripMart with PKF and appointed PKF as our independent auditor.

CVB’s reports on BDS’ financial statements as of and for the years ended December 31, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the years ended December 31, 2008 and 2007 contained a going concern qualification as to BDS’ ability to continue as a going concern.

In connection with the audits of the years ended December 31, 2008 and 2007, there were (1) no disagreements with CVB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of CVB, would have caused CVB to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2008 and 2007 and through the date hereof, neither us nor anyone acting on our behalf consulted PKF with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that PKF concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

We provided CVB with a copy of this disclosure on March 27, 2009, providing CVB with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. To date, we have received no such letter from CVB. As soon as such letter is available, we will file it with an amendment to this report.

ITEM 5.01         CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the reverse acquisition with TripMart, the former shareholders of TripMart own 88.14% of the total outstanding shares of our capital stock and 88.14% total voting power of all our outstanding voting securities.

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Upon the closing of the Share Exchange Agreement, on March 30, 2009, our board of directors increased the size of our board of directors to three (3) and appointed Messrs. Sam Yuen Yee Lau and Jinfu Xue to fill the vacancies created by such increase. Mr. Lau’s appointment became effective immediately and Mr. Xue’s appointment will become effective upon the tenth day following the mailing by us of the Information Statement to our stockholders. In addition, our board of directors accepted Mr. Shu Cheung Chui’s resignation as our Chief Financial Officer and appointed Mr. Lau to serve as our Chief Financial Officer, Treasurer and Secretary, effective immediately at the closing of the Share Exchange Agreement.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.05

AMENDMENTS TO THE REGISTRANT’S CODE OF ETHICS, OR WAIVER OF A PROVISION OF THE CODE OF ETHICS.

On March 30, 2008, our board of directors adopted a new code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The new code replaces our prior code of ethics and addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. A copy of the Code of Ethics is filed as Exhibit 14 to this report.

ITEM 5.06         CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS

(a)         Financial Statements of Business Acquired

Filed herewith are:

        (1) audited consolidated financial statements of TripMart Holding Limited for the year ended December 31, 2008 and for the period from September 6, 2007 to December 31, 2007; and

        (2) audited financial statements of Shanghai EZTripMart Travel Agency Co., Ltd. for the years ended December 31, 2008 and 2007.

(b)         Pro Forma Financial Information

Filed herewith is the unaudited pro forma condensed combined financial information of Business Development Solutions, Inc. and its subsidiaries.

(d)         Exhibits

Exhibit No.	Exhibit Description
2.1*	Share Exchange Agreement, dated March 30, 2009, among the Company, TripMart and the shareholders of TripMart signatory thereto.

3.1	Certificate of Incorporation of the Company [incorporated by reference to Appendix C to the Company’s Information Statement on Schedule 14C filed October 11, 2002].

3.2	Bylaws of the Company [incorporated by reference to Appendix D to the Company’s Information Statement on Schedule 14C filed October 11, 2002].

10.1	2002 Stock Plan (incorporated by reference to Appendix G to the Company’s Information Statement on Schedule 14C filed October 11, 2002].

10.2	2002 Employee Stock Compensation Plan [incorporated by reference to Appendix H to the Company’s Information Statement on Schedule 14C filed October 11, 2002].

10.3	Share Exchange Agreement, dated June 28, 2002, among the Company, Bestway Coach Express Inc. and the stockholders of Bestway Coach Express Inc. [incorporated by reference to Appendix E to the Company’s Information Statement on Schedule 14C filed October 11, 2002].

10.4	Amendment No. 1 to Share Exchange Agreement, dated July 24, 2002, among the Company and a majority in interest of the stockholders of Bestway Coach Express Inc. [incorporated by reference to Appendix E to the Company’s Information Statement on Schedule 14C filed October 11, 2002].

10.5	Amendment No. 2 to Share Exchange Agreement, dated November 13, 2002, among the Company and a majority in interest of the stockholders of Bestway Coach Express Inc. [incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed December 3, 2003].

10.6	Stock Purchase Agreement, dated July 12, 2004, among Bestway Coach Express Inc., Shu Keung Chui and the Company [incorporated by reference to Exhibit 10.1 to the Company’s quarterly report on Form 10-QSB filed August 11, 2004].

10.7	Termination Agreement, dated July 12, 2004, between Bestway Coach Express, Inc. and the Company [incorporated by reference to Exhibit 10.2 to the Company’s quarterly report on Form 10-QSB filed August 11, 2004].

10.8*	Technical and Management Consulting Services Agreement, dated as of March 27, 2009 between Suzhou EZTripMart Business Services Co., Ltd., Shanghai EZTripMart Travel Agency Co., Ltd. and Shanghai Junli Air Service Co., Ltd.

Exhibit No.	Exhibit Description

10.9*	Equity Pledge Agreement, dated as of March 27, 2009 between Suzhou EZTripMart Business Services Co., Ltd. and Shanghai Junli Air Service Co., Ltd.

10.10*	Proxy Agreement, dated as of March 27, 2009 between Suzhou EZTripMart Business Services Co., Ltd. and Shanghai Junli Air Service Co., Ltd.

10.11*	Intellectual Property Assignment and License Agreement, dated as of March 27, 2009 between Suzhou EZTripMart Business Services Co., Ltd., Shanghai EZTripMart Travel Agency Co., Ltd. and Shanghai Junli Air Service Co., Ltd.

10.12*	Option Agreement, dated as of March 27, 2009 between Suzhou EZTripMart Business Services Co., Ltd., Shanghai EZTripMart Travel Agency Co., Ltd. and the Shanghai Junli Air Service Co., Ltd.

10.13*	Sales Contract, dated March 18, 2008, between Suzhou Journey World Commercial Service Co., Ltd. and Shanghai Shangxin Industrial Development Co., Ltd. (English Translation).

10.14*	Agreement on Use of the International Fare Management System, dated July 21, 2008, between Suzhou Journey World Commercial Service Co., Ltd. and Beijing Yulian Century Technology (English Translation).

10.15*	Portal Development Agreement, dated July 18, 2008, between Suzhou Journey World Commercial Service Co., Ltd. and Excelerate Technology (China) Ltd. (English Translation).

10.16*	Form of Executive Employment Agreement of the Company.

10.17*	Form of Director Agreement of the Company

14*	Code of Ethics, adopted March 30, 2009.

21*	List of Subsidiaries

99*	Opinion of Fangda Partners, PRC counsel

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUSINESS DEVELOPMENT SOLUTIONS, INC.

By: /s/ Shu Keung Chui
Shu Keung Chui
Chief Executive Officer

Dated: March 30, 2009

BUSINESS DEVELOPMENT SOLUTIONS, INC.

TRIPMART HOLDING LIMITED
Consolidated Financial Statements
Period from inception on
September 6, 2007 to December 31, 2007
and year ended December 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the director and stockholders of
TripMart Holding Limited

We have audited the accompanying consolidated balance sheets of TripMart Holding Limited (the "Company") and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows for the year ended December 31, 2008 and for the period from inception on September 6, 2007 to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the year ended December 31, 2008 and for the period from inception on September 6, 2007 to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

PKF
Certified Public Accountants
Hong Kong, China
March 30, 2009

TripMart Holding Limited
Consolidated Balance Sheets
December 31, 2008 and 2007

	As of December 31,
	2008	2007
	US$	US$
ASSETS

Current assets
Cash and cash equivalents	27,715	4,664
Other receivables (Note 3)	567,312	-

Total current assets	595,027	4,664
Intangible assets (Note 4)	1,542,137	-

Total assets	2,137,164	4,664

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Other payables and accruals (Note 5)	522,514	27,435
Amount due to a stockholder (Note 11)	1,827,895	5,744

Total liabilities	2,350,409	33,179

Commitments and contingencies (Note 10)

Stockholders’ deficit
Common stock, US$1 par value: Authorized 50,000 shares,
10,000 and 1,000 shares issued and outstanding as of
December 31, 2008 and 2007 (Note 6)	10,000	1,000
Accumulated other comprehensive income	31,945	84
Accumulated deficit	(255,190)	(29,599)

Total stockholders’ deficit	(213,245)	(28,515)

Total liabilities and stockholders’ deficit	2,137,164	4,664

See accompanying notes to consolidated financial statements.

TripMart Holding Limited
Consolidated Statements of Operations and Comprehensive Loss
Period from Inception on September 6, 2007 to December 31, 2007 and Year ended December 31, 2008

		From
		inception on
		September 6,
	Year ended	2007 to
	December 31,	December 31,
	2008	2007
	US$	US$
Revenue	-	-
Operating expenses
Formation expenses	-	2,514
General and administrative expenses	226,453	28,536
Total operating expenses	226,453	31,050
Net operating loss	(226,453)	(31,050)
Other operating income	862	1,451
Loss before income taxes	(225,591)	(29,599)
Income taxes (Note 7)	-	-
Net loss	(225,591)	(29,599)
Other comprehensive income
Foreign currency translation adjustment	31,861	84
Total comprehensive loss	(193,730)	(29,515)
Loss per share (Note 8)
Basic and diluted	(45.05)	(29.60)
Weighted average number of outstanding shares	5,008	1,000

See accompanying notes to consolidated financial statements.

TripMart Holding Limited
Consolidated Statements of Stockholders’ Deficit
Period from Inception on September 6, 2007 to December 31, 2007 and Year ended December 31, 2008

			Accumulated
			other
	Common stock		comprehensive	Accumulated
	Number	Amount	income	deficit	Total
		US$	US$	US$	US$

Issue of common stock	1,000	1,000	-	-	1,000
Foreign currency translation adjustments	-	-	84	-	84
Net loss	-	-	-	(29,599)	(29,599)

Balance, December 31, 2007	1,000	1,000	84	(29,599)	(28,515)
Issue of common stock	9,000	9,000	-	-	9,000
Foreign currency translation adjustments	-	-	31,861	-	31,861
Net loss	-	-	-	(225,591)	(225,591)

Balance, December 31, 2008	10,000	10,000	31,945	(255,190)	(213,245)

See accompanying notes to consolidated financial statements.

TripMart Holding Limited
Consolidated Statements of Cash Flows
Period from Inception on September 6, 2007 to December 31, 2007 and Year ended December 31, 2008

		From
		inception on
		September 6,
	Year ended	2007 to
	December 31,	December 31,
	2008	2007
	US$	US$
Cash flows from operating activities
Net loss	(225,591)	(29,599)
Change in operating assets and liabilities
Other receivables	(557,496)	-
Other payables and accruals	501,299	27,435

Net cash used in operating activities	(281,788)	(2,164)

Cash flows used in investing activities
Payment for acquisition of intangible assets	(1,516,899)	-

Net cash used in investing activities	(1,516,899)	-

Cash flows used in financing activities
Issue of common stock	9,000	1,000
Advances from a stockholder	1,812,318	5,744

Net cash provided by financing activities	1,821,318	6,744

Effect of foreign currency translation on cash and cash equivalents	420	84

Net increase in cash and cash equivalents	23,051	4,664

Cash and cash equivalents, beginning of year/period	4,664	-

Cash and cash equivalents, end of year/period	27,715	4,664

Supplemental cash flow information

Cash paid for income taxes	-	-

Cash paid for interest	-	-

See accompanying notes to consolidated financial statements.

Tripmart Holding Limited
Notes to Consolidated Financial Statements
Period from Inception on September 6, 2007 to December 31, 2007 and Year Ended December 31, 2008

1.	Corporate information

TripMart Holding Limited (the "Company") was established in the British Virgin Islands (the "BVI") on September 6, 2007. On September 18, 2007, the Company established a wholly-owned subsidiary, TripMart Corporation Limited ("TripMart HK"), in Hong Kong Special Administrative Region, China. On January 28, 2008, TripMart HK established Suzhou EZTripMart Business Services Co., Ltd. ("Suzhou TripMart") as a wholly foreign-owned enterprise in the People’s Republic of China (the "PRC").

The Company and its subsidiaries had no operations since their respective dates of incorporation.

2.	Summary of significant accounting policies

Basis of preparation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These estimates include, but not limited to, valuation of other receivables. Actual results could differ from these estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and other receivables. As of December 31, 2008 and 2007, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC and Hong Kong, which management believes are of high credit quality.

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less. As of December 31, 2008 and 2007, the Company’s cash and cash equivalents were denominated in Renminbi ("RMB") and Hong Kong dollars ("HKD") respectively and were placed with banks in the PRC and Hong Kong. RMB is not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.

TripMart Holding Limited
Notes to Consolidated Financial Statements
Period from Inception on September 6, 2007 to December 31, 2007 and Year ended December 31, 2008

2.	Summary of significant accounting policies (continued)

General and administrative expenses

General and administrative expenses mainly consist of rent paid and office expenses.

The rental expense relating to the operating leases was US$145,124 for the year ended December 31, 2008. The Company paid no rental expense during the period ended December 31, 2007.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Comprehensive income

The Company adopted SFAS 130 "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Components of comprehensive loss include net loss and foreign currency translation adjustments.

Foreign currency translation

The functional currency of the Company and TripMart HK is HKD while that of Suzhou TripMart is RMB. The Company and its subsidiaries maintain their financial statements in their respective functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net loss for the respective periods.

For financial reporting purposes, the financial statements of the Company and its subsidiaries which are prepared using the functional currency have been translated into United States dollars ("US$"). Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ deficit is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net loss but are included in accumulated other comprehensive income, a component of stockholders’ deficit. The exchange rates in effect as of December 31, 2008 were RMB1 and HKD1 for US$0.1467 and US$0.129 and as of December 31, 2007 were RMB1 and HKD1 for US$0.1371 and US$0.1282 respectively. There was no significant fluctuation in exchange rate for the conversion of RMB and HKD to US$ after the balance sheet date.

TripMart Holding Limited
Notes to Consolidated Financial Statements
Period from Inception on September 6, 2007 to December 31, 2007 and Year ended December 31, 2008

2.	Summary of significant accounting policies (continued)

Intangible assets

Intangible assets are stated in the balance sheet at cost less accumulated amortization. The costs of the intangible assets are amortized on a straight-line basis over their estimated useful lives at the annual rate of 20%.

Development project in progress mainly represents the fee paid to a portal developer in respect of the Company’s new online ticketing platform under development. All direct costs relating to the development of the new online ticketing platform are capitalized as development project in progress. No amortization is provided in respect of development project in progress.

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents , other receivables and amount due to a stockholder, approximate their fair values due to the short-term maturity of these instruments.

It is the management’s opinion that the Company is not exposed to significant interest, price or credit risks arising from these financial instruments.

Basic and diluted earnings per share

The Company reports basic earnings per share in accordance with SFAS 128 "Earnings Per Share". Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the average number of common stock issued and outstanding during the reporting periods.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Recently issued accounting pronouncements

In September 2006, the Financial Accounting Standards Board (the "FASB") issued SFAS 157 "Fair Value Measurement". SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The adoption of SFAS 157 did not have a material impact on the Company’s financial statements.

In February 2008, the FASB issued FASB Staff Position ("FSP") SFAS 157-2 "Effective Date of FASB Statement No. 157". FSP SFAS 157-2 defers the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008. The Company does not expect a material impact on the Company’s financial statements for adoption of this FSP for nonfinancial assets and nonfinancial liabilities.

TripMart Holding Limited
Notes to Consolidated Financial Statements
Period from Inception on September 6, 2007 to December 31, 2007 and Year ended December 31, 2008

2.	Summary of significant accounting policies (continued)

Recently issued accounting pronouncements (continued)

In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115". SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The requirements of SFAS 159 are effective for financial statements issued for fiscal year beginning after November 15, 2007. The Company did not elect the fair value option described in SFAS 159 for financial instruments and certain other items.

In December 2007, the FASB issued SFAS No. 141 (Revised) "Business Combinations". SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact that SFAS 141 (Revised) will have on the Company’s financial statements upon adoption.

In May 2008, the FASB issued SFAS 162 "The Hierarchy of Generally Accepted Accounting Principles". This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. SFAS 162 is effective on November 15, 2008. The adoption of the statement did not result in a change in the Company’s current practices.

In March 2008, the FASB issued SFAS No. 161 "Disclosures about Derivative Instruments and Hedging Activities - an Amendment to FASB Statement 133". SFAS No. 161 provides new disclosure requirements for an entity’s derivative and hedging activities. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The management is in the process of evaluating the impact that SFAS 161 will have on the Company’s financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 160 "Noncontrolling Interests in Consolidated Financial Statements - an Amendment of ARB No. 51". SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact that SFAS 160 will have on the Company’s financial statements upon adoption.

3.	Other receivables

Other receivables included an advance payment of US$566,810 to the portal developer for the development of the Company’s online ticketing platform (Note 4(b)), which was refunded to the Company subsequent to the balance sheet date.

TripMart Holding Limited
Notes to Consolidated Financial Statements
Period from Inception on September 6, 2007 to December 31, 2007 and Year ended December 31, 2008

4.	Intangible assets

	As of December 31,
	2008	2007
	US$	US$

Website cost - Note (a)	84,625	-
Development project in progress - Note (b)	1,457,512	-

	1,542,137	-

Note:

(a)

No amortization was provided for the year as the website was acquired in December 2008.

(b)

Suzhou TripMart entered into an agreement with a portal developer for the development of an online ticketing platform for the Company’s B2B e-commerce travel services.

The development of the online ticketing platform was completed in January 2009.

5.	Other payables and accruals

	As of December 31,
	2008	2007
	US$	US$

Amounts due to third parties	465,576	-
Accruals	56,938	27,435

	522,514	27,435

The amounts due to third parties are interest-free, unsecured and repayable on demand.

6.	Common stock

On September 6, 2007, 1,000 shares of common stock of US$1 par value totaling US$1,000 were issued for cash.

On July 22, 2008, 9,000 shares of common stock of US$1 par value totaling US$9,000 were issued for cash.

TripMart Holding Limited
Notes to Consolidated Financial Statements
Period from Inception on September 6, 2007 to December 31, 2007 and Year ended December 31, 2008

7.	Income taxes

BVI

The Company, under the current laws of the BVI, is not subject to income taxes.

Hong Kong

TripMart HK is subject to Hong Kong profits tax at the rate of 16.5% and 17.5% for the year/period ended December 31, 2008 and 2007 respectively. No provision for Hong Kong profits tax has been made as TripMart HK had no taxable income during the reporting periods.

PRC

Suzhou TripMart is subject to PRC enterprise income tax at the rate of 25%. No provision for PRC enterprise income tax has been made as Suzhou TripMart had no taxable income during the year ended December 31, 2008.

The effective income tax differs from Hong Kong profits tax of 16.5% and 17.5% for the year/period ended December 31, 2008 and 2007 respectively as follows :-

		From
		inception on
		September 6,
	Year ended	2007 to
	December 31,	December 31,
	2008	2007
	US$	US$
Provision for income tax at Hong Kong profits tax of
16.5% (2007 : 17.5%)	(37,223)	(5,180)
Non-deductible items for tax	37,365	5,434
Non-taxable items for tax	(142)	(254)

Income tax	-	-

8.	Loss per share

During the reporting periods, the Company did not issue any dilutive instruments. Accordingly, the reported basic and diluted loss per share is the same.

9.	Stock incentive plan

The Company did not establish any stock incentive plan since its establishment.

TripMart Holding Limited
Notes to Consolidated Financial Statements
Period from Inception on September 6, 2007 to December 31, 2007 and Year ended December 31, 2008

10.	Commitments and contingencies

The Company entered into a non-cancelable agreement with a service provider in relation to the utilization of the service provider’s technology as part of the Company’s software. The agreement will expire in 2011 and the expected payment is US$136,152, which will fall due as follows : US$52,704 in year 2009, US$52,704 in year 2010 and US$30,744 in year 2011.

The Company had no contingent liabilities as of December 31, 2008 and 2007.

11.	Related party transactions

The amount due to a stockholder is interest-free, unsecured and repayable on demand.

The Company had no other material transactions with its related parties during the year/period ended December 31, 2008 and 2007.

12.	Subsequent events

(a)

On March 27, 2009, Suzhou TripMart entered into a Technical and Management Consulting Services Agreement, an Equity Pledge Agreement, an Intellectual Property Assignment and License Agreement and an Option Agreement (collectively, the "Commercial Agreements") with Shanghai EZTripMart Travel Agency Co., Ltd. ("Shanghai EZTripMart") and its sole shareholder, Shanghai Junli Air Services Co., Ltd. ("Shanghai Junli"), through which Suzhou TripMart conducts part of its businesses and has the exclusive right to acquire all the equity of Shanghai EZTripMart if and when permitted by PRC regulations.

Suzhou TripMart has also entered into a Proxy Agreement with Shanghai EZTripMart and Shanghai Junli. Through this control arrangement, the Company has Shanghai Junli’s proxy to vote on matters on which Shanghai Junli’s entitled to vote, including election of directors.

As a result of the Commercial Agreements, Shanghai EZTripMart is considered as the Company’s variable interest entity.

(b)

On March 30, 2009, the Company completed a reverse acquisition transaction through a share exchange (the "Reverse Acquisition") with Business Development Solutions, Inc. ("BDS") whereby BDS acquired 100% of the Company’s issued and outstanding capital stock in exchange for 14,200,000 shares of its common stock. The shares issued for the Reverse Acquisition constituted 88.14% of BDS’s issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the Reverse Acquisition. As a result of the acquisition, the Company became a wholly-owned subsidiary of BDS.

SHANGHAI EZTRIPMART TRAVEL AGENCY CO., LTD.
Financial Statements for the
Years Ended December 31, 2008 and 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the directors and stockholder of
Shanghai EZTripMart Travel Agency Co., Ltd.

We have audited the accompanying balance sheets of Shanghai EZTripMart Travel Agency Co., Ltd. (the "Company") as of December 31, 2008 and 2007, and the related statements of operations and comprehensive (loss) income, stockholder’s equity and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

PKF
Certified Public Accountants
Hong Kong, China
March 30, 2009

Shanghai EZTripMart Travel Agency Co., Ltd.
Balance Sheets
December 31, 2008 and 2007

	As of December 31,
	2008	2007
	US$	US$
ASSETS
Current assets
Cash and cash equivalents	163,589	295,934
Trade receivables	1,134,679	7,701
Other receivables and prepayments (Note 3)	145,357	2,678
Total current assets	1,443,625	306,313
Property and equipment, net (Note 4)	183,478	2,037
Total assets	1,627,103	308,350
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Trade payables	31,213	-
Other payables and accruals	37,082	-
Amount due to the stockholder (Note 12(a))	1,348,507	-
Total liabilities	1,416,802	-
Commitments and contingencies (Note 10)
Stockholder’s equity
Capital (Note 5)	241,600	241,600
Accumulated other comprehensive income	53,806	34,312
(Accumulated deficit) retained earnings	(85,105)	32,438
Total stockholder’s equity	210,301	308,350
Total liabilities and stockholder’s equity	1,627,103	308,350

See accompanying notes to financial statements.

Shanghai EZTripMart Travel Agency Co., Ltd.
Statements of Operations and Comprehensive (Loss) Income
Years ended December 31, 2008 and 2007

	Year ended December 31,
	2008	2007
	US$	US$
Revenue (Note 2)	181,440	21,059
Operating expenses
Selling expenses	11,138	-
General and administrative expenses	289,132	10,308
Total operating expenses	300,270	10,308
Net operating (loss) income	(118,830)	10,751
Other operating income	1,287	9,941
(Loss) income before income taxes	(117,543)	20,692
Income taxes (Note 6)	-	(1,543)
Net (loss) income	(117,543)	19,149
Other comprehensive income
Foreign currency translation adjustment	19,494	19,512
Total comprehensive (loss) income	(98,049)	38,661

See accompanying notes to financial statements.

Shanghai EZTripMart Travel Agency Co., Ltd.
Statements of Stockholder’s Equity
Years ended December 31, 2008 and 2007

		Accumulated	Retained
		other	earnings
		comprehensive	(accumulated
	Capital	income	deficit)	Total
	US$	US$	US$	US$

Balance, January 1, 2007	241,600	14,800	13,289	269,689
Foreign currency translation adjustments	-	19,512	-	19,512
Net income	-	-	19,149	19,149
Balance, December 31, 2007	241,600	34,312	32,438	308,350
Foreign currency translation adjustments	-	19,494	-	19,494
Net loss	-	-	(117,543)	(117,543)
Balance, December 31, 2008	241,600	53,806	(85,105)	210,301

See accompanying notes to financial statements.

Shanghai EZTripMart Travel Agency Co., Ltd.
Statements of Cash Flows
Years ended December 31, 2008 and 2007

	Year ended December 31,
	2008	2007
	US$	US$
Cash flows from operating activities
Net (loss) income	(117,543)	19,149
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation	11,488	-
Loss on disposal of property and equipment	2,142	-
Change in operating assets and liabilities
Trade receivables	(1,106,936)	-
Other receivables and prepayments	(141,400)	58,449
Trade payables	30,672	(7,900)
Other payables and accruals	36,440	(63,006)
Amount due to the stockholder	1,326,531	(739)
Net cash provided by operating activities	41,394	5,953
Cash flows used in investing activities
Payments to acquire property and equipment	(191,789)	-
Net cash used in investing activities	(191,789)	-
Effect of foreign currency translation on cash and cash equivalents	18,050	18,552
Net (decrease) increase in cash and cash equivalents	(132,345)	24,505
Cash and cash equivalents, beginning of year	295,934	271,429
Cash and cash equivalents, end of year	163,589	295,934
Supplemental cash flow information
Cash paid for income taxes	-	1,543
Cash paid for interest	-	-

See accompanying notes to financial statements.

Shanghai EZTripMart Travel Agency Co., Ltd.
Notes to Financial Statements
Years ended December 31, 2008 and 2007

1.	Corporate information

Shanghai EZTripMart Travel Agency Co., Ltd. (the "Company") was established in the People’s Republic of China (the "PRC") on February 12, 1999 as a domestic company. The Company is engaged in the travel agency provision businesses in the PRC and offers its customers a range of travel services, including the purchase of hotel rooms, airline tickets and vacation packages. The Company also holds domestic travel agency license and value-added telecommunications business license.

2.	Summary of significant accounting policies

Basis of preparation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Use of estimates

In preparing financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of trade and other receivables, deferred taxes and the estimation on useful lives of property and equipment. Actual results could differ from these estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. As of December 31, 2008 and 2007, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality. With respect to trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition. The Company generally does not require collateral for trade receivables and maintains an allowance for doubtful accounts of trade receivables.

During the reporting periods, no customer contributed 10% or more to the Company’s gross revenue from the travel agency provision businesses

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less. As of December 31, 2008 and 2007, all the cash and cash equivalents were denominated in Renminbi ("RMB") and were placed with banks in the PRC. They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.

Shanghai EZTripMart Travel Agency Co., Ltd.
Notes to Financial Statements
Years ended December 31, 2008 and 2007

2.	Summary of significant accounting policies (continued)

Allowance of doubtful accounts

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectibility of trade and other receivables. A considerable amount of judgment is required in assessing the amount of the allowance and the Company considers the historical level of credit losses and applies percentages to aged receivable categories. The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customers is to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Bad debts are written off when identified.

Historically, losses from uncollectible accounts have not significantly deviated from the general allowance estimated by the management and no significant additional bad debts have been written off directly to the statement of operations. This general provisioning policy has not changed in the past since establishment and the management considers that the aforementioned general provisioning policy is adequate and not too excessive and does not expect to change this established policy in the near future.

The Company did not recognize any allowance of doubtful accounts on trade and other receivables during the years ended December 31, 2008 and 2007.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on straight-line basis over their estimated useful lives. The principal depreciation rates are as follows:

	Annual rate	Residual value

Office and computer equipment	20 - 33⅓%	5%
Motor vehicles	25%	5%

Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to statement of operations.

Impairment of long-lived assets

Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets. During the reporting periods, the Company did not identify any indicators that would require testing for impairment.

Shanghai EZTripMart Travel Agency Co., Ltd.
Notes to Financial Statements
Years ended December 31, 2008 and 2007

2.	Summary of significant accounting policies (continued)

Revenue recognition

The Company's revenues are derived from the travel agency provision businesses and include (i) revenue reported at the difference between the selling price and the cost of the hotel rooms and vacation packages of US$38,149 and US$21,059 for the years ended December 31, 2008 and 2007; and (ii) commission from booking air and train tickets of US$143,291 and US$Nil for the years ended December 31, 2008 and 2007. The Company recognizes such revenues if and when it fulfills the customer’s non-refundable offer.

Advertising expenses

Advertising expenses are charged to expense as incurred, and amounted to US$2,929 and US$Nil for the years ended December 31, 2008 and 2007 respectively. Advertising expenses are included in selling expenses.

Selling expenses

Selling expenses mainly consist of advertising, promotion and marketing expenses incurred during the selling activities.

General and administrative expenses

General and administrative expenses mainly consist of rent paid, office expenses, staff welfare, consumables, labor protection and salaries which are incurred at the administrative level.

The rental expense relating to the operating leases was US$151,935 and US$Nil for the years ended December 31, 2008 and 2007 respectively.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Comprehensive income

The Company adopted SFAS 130 "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Components of comprehensive income/loss include net income/loss and foreign currency translation adjustments.

Shanghai EZTripMart Travel Agency Co., Ltd.
Notes to Financial Statements
Years ended December 31, 2008 and 2007

2.	Summary of significant accounting policies (continued)

Foreign currency translation

The functional currency of the Company is RMB. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income/loss for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars ("US$"). Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income/loss but are included in accumulated other comprehensive income, a component of stockholder’s equity. The exchange rates in effect as of December 31, 2008 and 2007 were RMB1 for US$0.1467 and US$0.1371 respectively. There is no significant fluctuation in exchange rate for the conversion of RMB to US$ after the balance sheet date.

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, trade and other receivables, trade payables and amount due to the stockholder approximate their fair values due to the short-term maturity of these instruments.

It is the management’s opinion that the Company is not exposed to significant interest, price or credit risks arising from these financial instruments.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Recently issued accounting pronouncements

In September 2006, the Financial Accounting Standards Board (the "FASB") issued SFAS 157 "Fair Value Measurement". SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The adoption of SFAS 157 did not have a material impact on the Company’s financial statements.

In February 2008, the FASB issued FASB Staff Position ("FSP") SFAS 157-2 "Effective Date of FASB Statement No. 157". FSP SFAS 157-2 defers the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008. The Company does not expect a material impact on the Company’s financial statements for adoption of this FSP for nonfinancial assets and nonfinancial liabilities.

Shanghai EZTripMart Travel Agency Co., Ltd.
Notes to Financial Statements
Years ended December 31, 2008 and 2007

2.	Summary of significant accounting policies (continued)

Recently issued accounting pronouncements (continued)

In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115". SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The requirements of SFAS 159 are effective for financial statements issued for fiscal year beginning after November 15, 2007. The Company did not elect the fair value option described in SFAS 159 for financial instruments and certain other items.

In December 2007, the FASB issued SFAS No. 141 (Revised) "Business Combinations". SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact that SFAS 141 (Revised) will have on the Company’s financial statements upon adoption.

In May 2008, the FASB issued SFAS 162 "The Hierarchy of Generally Accepted Accounting Principles". This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. SFAS 162 is effective on November 15, 2008. The adoption of the statement did not result in a change in the Company’s current practices.

In March 2008, the FASB issued SFAS No. 161 "Disclosures about Derivative Instruments and Hedging Activities - an Amendment to FASB Statement 133". SFAS No. 161 provides new disclosure requirements for an entity’s derivative and hedging activities. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The management is in the process of evaluating the impact that SFAS 161 will have on the Company’s financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 160 "Noncontrolling Interests in Consolidated Financial Statements - an Amendment of ARB No. 51". SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact that SFAS 160 will have on the Company’s financial statements upon adoption.

Shanghai EZTripMart Travel Agency Co., Ltd.
Notes to Financial Statements
Years ended December 31, 2008 and 2007

3.	Other receivables and prepayments

	As of December 31,
	2008	2007
	US$	US$

Other receivables	71,913	2,678
Prepayments and deposits	71,633	-
Advances to staff	1,811	-

	145,357	2,678

4.	Property and equipment

	As of December 31,
	2008	2007
	US$	US$

Office and computer equipment	115,862	44,157
Motor vehicles	79,306	-
Total	195,168	44,157
Accumulated depreciation	(11,690)	(42,120)
Property and equipment, net	183,478	2,037

Depreciation for the year ended December 31, 2008 amounted to US$11,488 and was included in general and administrative expenses. No depreciation was charged in the year ended December 31, 2007.

During the year ended December 31, 2008, property and equipment with carrying amounts of US$2,142 were disposed of at nil consideration, resulting in a loss on disposal of the same amount. There was no disposal during the year ended December 31, 2007.

5.	Capital

The Company is a non-joint capital stock enterprise and therefore the capital stock, consistent with most of the PRC enterprises, is not divided into a specific number of shares having a stated nominal amount. The Company’s capital of RMB2,000,000 was fully paid.

Shanghai EZTripMart Travel Agency Co., Ltd.
Notes to Financial Statements
Years ended December 31, 2008 and 2007

6.	Income taxes

The Company, being a domestic enterprise in the PRC, is subject to the PRC enterprise income tax ("EIT").

Before the new EIT Law as discussed below became effective on January 1, 2008, the Company was subject to EIT at the statutory rate of 33%. However, as the Company was located in Pudong, Shanghai of the PRC, it was entitled to a preferential EIT rate of 15% during the year ended December 31, 2007.

On March 16, 2007, the National People's Congress, the Chinese legislature, passed the new EIT Law, which became effective on January 1, 2008. The new EIT Law applies a uniform 25% EIT rate to both foreign invested enterprises and domestic enterprises. Accordingly, the Company was subject to EIT at the rate of 25% during the year ended December 31, 2008 and without any preferential treatment as it relocated its office from Pudong during the year.

Income taxes for the year ended December 31, 2007 represented current taxes for provision of EIT. No provision was made in the year ended December 31, 2008 as the Company incurred an operating loss.

The effective income tax expense differs from the PRC statutory EIT rate of 25% and 33% for the years ended December 31, 2008 and 2007 respectively as follows :-

	Year ended December 31,
	2008	2007
	US$	US$

Provision for income tax at PRC statutory EIT rate of 25% (2007 : 33%)	(29,386)	6,828
Valuation allowance	24,671	-
Tax concession	-	(1,851)
Others	4,715	(3,434)
Income tax expense	-	1,543

Deferred tax asset as of the balance sheet dates composed of the following:

	As of December 31
	2008	2007
	US$	US$

Tax losses	24,671	-
Valuation allowance	(24,671)	-
	-	-

As of December 31, 2008, the Company had net operating loss carried forward amounted to $98,684 in the PRC which, if unutilized, will expire through to 2013.

Shanghai EZTripMart Travel Agency Co., Ltd.
Notes to Financial Statements
Years ended December 31, 2008 and 2007

7.	Net loss/earning per share

The basic and diluted loss/earning per share are not presented because the Company’s capital stock is not divided into shares (Note 5). The Company had no dilutive instruments as of December 31, 2008 and 2007.

8.	Defined contribution plan

The Company has a defined contribution plan for all its qualified employees in the PRC. The Company and its employees are each required to make contributions to the plan at the rates specified in the plan. The only obligation of the Company with respect to retirement scheme is to make the required contributions under the plan. No forfeited contribution is available to reduce the contribution payable in the future years. The defined contribution plan contributions were charged to the statement of operations. The Company contributed US$2,354 and US$Nil for the years ended December 31, 2008 and 2007 respectively.

9.	Stock incentive plan

The Company did not establish any stock incentive plan since its establishment.

10.	Commitments and contingencies

The Company had no commitments or contingent liabilities as of December 31, 2008 and 2007.

11.	Segment information

The Company uses the "management approach" in determining reporting operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company operates in one segment and in the PRC only. It has one reported segment as defined in SFAS 131 "Disclosures about Segments of an Enterprise and Related Information".

The Company’s long-lived assets are all located in the PRC.

Shanghai EZTripMart Travel Agency Co., Ltd.
Notes to Financial Statements
Years ended December 31, 2008 and 2007

12.	Related party transactions

	(a)	Amount due to the stockholder is interest-free, unsecured and repayable on demand.

	(b)	The Company had no significant related party transaction during the years ended December 31, 2008 and 2007.

13.	SUBSEQUENT EVENTS

(a)

On February 12, 2009, the Company increased its registered capital from RMB2,000,000 to RMB20,000,000. On February 16, 2009, the Company’s stockholder paid RMB18,000,000 cash to the Company as capital injection.

(b)

On March 27, 2009, the Company and its sole shareholder, Shanghai Junli Air Services Co., Ltd. ("Shanghai Junli"), entered into a Technical and Management Consulting Services Agreement, an Equity Pledge Agreement, an Intellectual Property Assignment and License Agreement and an Option Agreement (collectively, the "Commercial Agreements") with Suzhou EZTripMart Business Service Co., Ltd. ("Suzhou TripMart"), through which Suzhou TripMart conducts part of its businesses and has the exclusive right to acquire all the equity of Shanghai EZTripMart if and when permitted by PRC regulations.

Suzhou TripMart has also entered into a Proxy Agreement with the Company and Shanghai Junli. Through this control arrangement, Suzhou TripMart has Shanghai Junli’s proxy to vote on matters on which Shanghai Junli’s entitled to vote, including election of directors.

As a result of the Commercial Agreements, the Company is considered as the variable interest entity of Suzhou TripMart.

BUSINESS DEVELOPMENT SOLUTIONS, INC.
Pro Forma Condensed
Combined Financial Statements
(Unaudited)

Business Development Solutions, Inc.
Introduction to Pro Forma Condensed Combined Financial Statements
(Unaudited)

The following pro forma condensed combined financial statements are presented to illustrate the estimated effects of the acquisition (the "Exchange Transaction") of TripMart Holding Limited ("TripMart") by Business Development Solutions, Inc. ("BDS" or the "Company") on the Company’s historical financial position and the Company’s results of operations.

The pro forma condensed combined financial statements also include the estimated effect of the series of agreements (collectively, the "Commercial Agreements") entered into by a wholly-owned subsidiary of TripMart with Shanghai EZTripMart Travel Agency Co., Ltd. ("Shanghai EZTripMart") and its sole shareholder, through which the subsidiary conducts part of its businesses and has the exclusive right to acquire all the equity of Shanghai EZTripMart if and when permitted by PRC regulations (the "VIE Arrangement"). As a result of the Commercial Agreements, Shanghai EZTripMart is considered as the variable interest entity of TripMart.

The pro forma condensed combined balance sheet as of December 31, 2008 assumes the Exchange Transaction and the VIE Arrangement were consummated on that date. The pro forma condensed combined statements of operations and comprehensive loss assumes the Exchange Transaction and the VIE Arrangement were consummated on January 1, 2007.

We have derived our historical financial data for the years ended December 31, 2007 and 2008 from our report previously filed with the Securities and Exchange Commission. We have derived the historical financial data of TripMart and Shanghai EZTripMart as of and for each of the two years in the period ended December 31, 2008 from their respective audited financial statements. The audited financial statements of TripMart and SH EZTripMart are included elsewhere in this Form 8K.

The information presented in the pro forma combined financial statements does not purport to represent what the Company’s financial position or results of operations would have been had the Exchange Transaction and the VIE Arrangement occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the forecast and historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the Exchange Transaction and the VIE Arrangement.

The pro forma adjustments are based upon available information and certain assumptions that the management of the Company believes are reasonable under the circumstances.

These pro forma condensed combined financial statements are unaudited and should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of the Company, TripMart and Shanghai EZTripMart.

Business Development Solutions, Inc.
Pro forma condensed combined balance sheet
As of December 31, 2008
(Unaudited)

	As of December 31, 2008				Pro Forma
	The		SH	Pro Forma	Combined
	Company	TripMart	EZTripMart	Adjustments	Total
ASSETS	US$	US$	US$	US$	US$

Current assets
Cash and cash equivalents	-	27,715	163,589	-	191,304
Trade receivables	-	-	1,134,679	-	1,134,679
Other receivables and prepayments	-	567,312	145,357	(71,913)[4]	640,756

Total current assets	-	595,027	1,443,625	(71,913)	1,966,739
Intangible assets	-	1,542,137	-	-	1,542,137
Property and equipment, net	-	-	183,478	-	183,478

Total assets	-	2,137,164	1,627,103	(71,913)	3,692,354

LIABILITIES AND
STOCKHOLDERS’
(DEFICIT) EQUITY

Current liabilities
Trade payables	-	-	31,213	-	31,213
Other payables and accruals	9,500	522,514	37,082	(71,913)[4]	1,845,690
				1,348,507 [5]
Amount due to the stockholder	325,875	1,827,895	1,348,507	(1,348,507)[5]	2,153,770

Total liabilities	335,375	2,350,409	1,416,802	(71,913)	4,030,673

Commitments and contingencies

Minority interest - Variable Interest Entity	-	-	-	210,301 [3]	210,301

Stockholders’ (deficit) equity
Common stock	19	10,000	241,600	(9,858)[2]	161
				(241,600)[3]
Additional paid-in capital	727,532	-	-	(717,693)[2]	9,839
Accumulated other comprehensive
income	-	31,945	53,806	(53,806)[3]	31,945
Accumulated deficit	(1,062,926)	(255,190)	(85,105)	727,551 [2]	(590,565)
				85,105 [3]

Total stockholders’ (deficit) equity	(335,375)	(213,245)	210,301	(210,301)	(548,620)

Total liabilities and stockholders’ (deficit)
equity	-	2,137,164	1,627,103	(71,913)	3,692,354

See accompanying notes to these financial statements

Business Development Solutions, Inc.
Pro forma condensed statements of operations and comprehensive loss
For the year ended December 31, 2008
(Unaudited)

	For the year ended December 31, 2008				Pro Forma
	The		SH	Pro Forma	Combined
	Company	TripMart	EZTripMart	Adjustments	Total
	US$	US$	US$	US$	US$
Revenues	-	-	181,440	-	181,440
Operating expenses
Selling expenses	-	-	11,138	-	11,138
General and administrative expenses	38,706	226,453	289,132	-	554,291
Total operating expense	38,706	226,453	300,270	-	565,429
Net operating loss	(38,706)	(226,453)	(118,830)	-	(383,989)
Other operating (expenses) income	(8,120)	862	1,287	-	(5,971)
Loss before income taxes	(46,826)	(225,591)	(117,543)	-	(389,960)
Income taxes	-	-	-	-	-
Net loss	(46,826)	(225,591)	(117,543)	-	(389,960)
Other comprehensive income
Foreign currency translation adjustment	-	31,861	19,494	-	51,355
Total comprehensive loss	(46,826)	(193,730)	(98,049)	-	(338,605)
Loss per share
Basic and diluted	(0.02)	(45.05)	N/A		(0.02)[6]
Weighted average number of outstanding shares	1,910,150	5,008	N/A		16,110,150 [6]

See accompanying notes to these financial statements

F-33

Business Development Solutions, Inc.
Pro forma condensed statements of operations and comprehensive loss
For the year ended December 31, 2007
(Unaudited)

	For the year ended December 31, 2007				Pro Forma
	The		SH	Pro Forma	Combined
	Company	TripMart	EZTripMart	Adjustments	Total
	US$	US$	US$	US$	US$
Revenues	-	-	21,059	-	21,059
Operating expenses
Formation expenses	-	2,514	-	-	2,514
General and administrative expenses	36,110	28,536	10,308	-	74,954
Total operating expense	36,110	31,050	10,308	-	77,468
Net operating (loss) income	(36,110)	(31,050)	10,751	-	(56,409)
Other operating (expenses) income	(8,120)	1,451	9,941	-	3,272
(Loss) income before income taxes	(44,230)	(29,599)	20,692	-	(53,137)
Income taxes	-	-	(1,543)	-	(1,543)
Net loss	(44,230)	(29,599)	19,149	-	(54,680)
Other comprehensive income
Foreign currency translation adjustment	-	84	19,512	-	19,596
Total comprehensive (loss) income	(44,230)	(29,515)	38,661	-	(35,084)
Loss per share
Basic and diluted	(0.02)	(29.60)	N/A		(0.00)[6]
Weighted average number of outstanding
shares	1,910,150	1,000	N/A		16,110,150 [6]

See accompanying notes to these financial statements

Business Development Solutions, Inc.
Notes to pro forma condensed combined financial statements
(Unaudited)

[1]

The Exchange Transaction is deemed to be a reverse acquisition. BDS (the legal acquirer) is considered the accounting acquiree and TripMart (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of TripMart, with the assets and liabilities, and revenues and expenses of BDS being included effective from the date of consummation of the Exchange Transaction. BDS is deemed to be a continuation of the business of TripMart. The outstanding stock of BDS prior to the Exchange Transaction will be accounted for at their net book value and no goodwill will be recognized.

[2]	To recapitalize for the Exchange Transaction.

[3]	To eliminate the stockholders’ equity of Shanghai EZTripMart with an offsetting credit to minority interest pursuant to the VIE Arrangement.

[4]	To eliminate the inter-company accounts between TripMart and Shanghai EZTripMart.

[5]	To reallocate the accounts for proper classification.

[6]

The pro forma statements assume the Exchange Transaction and the VIE Arrangement occurred at the beginning of the periods presented; weighted average number of shares therefore equals number of shares outstanding at the end of the completion of the transactions.

Previously existing number of shares of BDS	1,910,150
Exchange Transaction	14,200,000
Weighted average number of shares	16,110,150

BDS did not have any dilutive instrument during the years ended December 31, 2007 and 2008 nor any dilutive instrument is issued in connection with the Exchange Transaction. Accordingly, the reported basic and diluted loss per share is the same.

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1*	Share Exchange Agreement, dated March 30, 2009, among the Company, TripMart and the shareholders of TripMart signatory thereto.

3.1	Certificate of Incorporation of the Company [incorporated by reference to Appendix C to the Company’s Information Statement on Schedule 14C filed October 11, 2002].

3.2	Bylaws of the Company [incorporated by reference to Appendix D to the Company’s Information Statement on Schedule 14C filed October 11, 2002].

10.1	2002 Stock Plan (incorporated by reference to Appendix G to the Company’s Information Statement on Schedule 14C filed October 11, 2002].

10.2	2002 Employee Stock Compensation Plan [incorporated by reference to Appendix H to the Company’s Information Statement on Schedule 14C filed October 11, 2002].

10.3	Share Exchange Agreement, dated June 28, 2002, among the Company, Bestway Coach Express Inc. and the stockholders of Bestway Coach Express Inc. [incorporated by reference to Appendix E to the Company’s Information Statement on Schedule 14C filed October 11, 2002].

10.4	Amendment No. 1 to Share Exchange Agreement, dated July 24, 2002, among the Company and a majority in interest of the stockholders of Bestway Coach Express Inc. [incorporated by reference to Appendix E to the Company’s Information Statement on Schedule 14C filed October 11, 2002].

10.5	Amendment No. 2 to Share Exchange Agreement, dated November 13, 2002, among the Company and a majority in interest of the stockholders of Bestway Coach Express Inc. [incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed December 3, 2003].

10.6	Stock Purchase Agreement, dated July 12, 2004, among Bestway Coach Express Inc., Shu Keung Chui and the Company [incorporated by reference to Exhibit 10.1 to the Company’s quarterly report on Form 10-QSB filed August 11, 2004].

10.7	Termination Agreement, dated July 12, 2004, between Bestway Coach Express, Inc. and the Company [incorporated by reference to Exhibit 10.2 to the Company’s quarterly report on Form 10-QSB filed August 11, 2004].

10.8*	Technical and Management Consulting Services Agreement, dated as of March 27, 2009 between Suzhou EZTripMart Business Services Co., Ltd., Shanghai EZTripMart Travel Agency Co., Ltd. and Shanghai Junli Air Service Co., Ltd.

10.9*	Equity Pledge Agreement, dated as of March 27, 2009 between Suzhou EZTripMart Business Services Co., Ltd. and Shanghai Junli Air Service Co., Ltd.

10.10*	Proxy Agreement, dated as of March 27, 2009 between Suzhou EZTripMart Business Services Co., Ltd. and Shanghai Junli Air Service Co., Ltd.

10.11*	Intellectual Property Assignment and License Agreement, dated as of March 27, 2009 between Suzhou EZTripMart Business Services Co., Ltd., Shanghai EZTripMart Travel Agency Co., Ltd. and Shanghai Junli Air Service Co., Ltd.

10.12*	Option Agreement, dated as of March 27, 2009 between Suzhou EZTripMart Business Services Co., Ltd., Shanghai EZTripMart Travel Agency Co., Ltd. and the Shanghai Junli Air Service Co., Ltd.

10.13*	Sales Contract, dated March 18, 2008, between Suzhou Journey World Commercial Service Co., Ltd. and Shanghai Shangxin Industrial Development Co., Ltd. (English Translation).

10.14*	Agreement on Use of the International Fare Management System, dated July 21, 2008, between Suzhou Journey World Commercial Service Co., Ltd. and Beijing Yulian Century Technology (English Translation).

10.15*	Portal Development Agreement, dated July 18, 2008, between Suzhou Journey World Commercial Service Co., Ltd. and Excelerate Technology (China) Ltd. (English Translation).

10.16*	Form of Executive Employment Agreement of the Company.

10.17*	Form of Director Agreement of the Company.

14*	Code of Ethics, adopted March 30, 2009.

21*	List of Subsidiaries

99*	Opinion of Fangda Partners, PRC counsel

*Filed herewith